EXHIBIT 13.11

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported) NOVEMBER 10, 1997

                            INDUSTRIAL HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

            TEXAS                                  1-9580                             76-0289495
(State of other jurisdiction of            (Commission File Number)       (IRS Employer Identification No.)
        incorporation)

                     7135 ARDMORE HOUSTON, TEXAS         77054
              (Address of principal executive offices) (Zip Code)

        Registrant's telephone number, including area code (713) 747-1025

         ______________________________________________________________
         (Former name or former address, if changed since last report.)

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ITEM 2.    ACQUISITION OR DISPOSITION OF ASSETS

           (a)   ACQUISITION OF BOLT MANUFACTURING CO., INC.

           Effective November 1, 1997, Industrial Holdings, Inc., a Texas corporation (the "Company") acquired all the capital stock of Bolt Manufacturing Co., Inc. doing business as WALKER BOLT Manufacturing Company ("WALKER"), a Texas corporation, pursuant to the terms of a stock purchase agreement by and among the Company and Ralph Walker, Jr. and David Introligator (the "Shareholders"), the sole shareholders of WALKER.

           WALKER manufactures specialty fasteners (which include bolts, screws, nuts and washers), to order, in small quantities for quick delivery. Its customers are primarily distributors which sell to refineries, chemical plants, pulp mills and others in the United States and Canada.

           The purchase price (the "Purchase Price") of the capital stock was $5 million cash, plus the repayment at closing of $1 million in notes payable by WALKER to the Shareholders (the "Shareholder Notes"), plus the assumption of liabilities. The purchase price was determined through arm's-length negotiations between the Company and the Shareholders which had no pre-existing relationship with the Company or any of its affiliates, directors, officers or associates outside the normal course of business. The purchase price was financed as described below.

           In connection with the acquisition of WALKER, the Company entered into with Heller Financial, Inc. ("Heller") an $8 million term note at LIBOR (currently 5.63%) plus 2.5%, payable in installments of principal plus interest over six years (the "Heller Note"). The Heller Note is secured by certain machinery and equipment of the Company. Proceeds of $2.1 million from the Heller Note were used to retire existing term notes payable to Comerica Bank - Texas ("Comerica"). The remaining proceeds, or $5.9 million, were used to finance a portion of the purchase price of WALKER and repay the Shareholder Notes. The remainder of the purchase price was financed through an increase in the Company's existing Line of Credit Facility and Demand Note ("Demand Note") with Comerica.

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ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

        (a)   Financial Statements for Acquired Companies

              Independent Auditors' Report
              Balance Sheets at September 30, 1997 (unaudited) and December 31,
                    1996 and 1995
              Statements of Earnings for the Nine Months Ended September 30,
                    1997 and 1996 (unaudited) and Years Ended December 31,
                    1996 and 1995
              Statements of Shareholders' Equity for the Nine Months Ended
                    September 30, 1997 (unaudited) and the Years Ended
                    December 31, 1996 and 1995
              Statements of Cash Flows for the Nine Months Ended September
                    30, 1997 and 1996 (unaudited) and Years Ended December
                    31, 1996 and 1995
              Notes to Financial Statements

        (b)   Pro Forma Financial Information

              Pro Forma Condensed Consolidated Financial Statements (Unaudited) Pro Forma Condensed Consolidated Balance Sheet at
                    September 30, 1997 (Unaudited)
              Notes to Pro Forma Condensed Consolidated Balance Sheet at
                    September 30, 1997
              Pro  Forma Condensed Consolidated Statement of Operations for the
                    Nine Months ended September 30, 1997 (Unaudited)
              Pro  Forma Condensed Consolidated Statement of Operations for the
                    Year Ended December 31, 1996 (Unaudited)
              Notes to Pro Forma Condensed Consolidated Statement of Operation

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                                    EXHIBITS

                                                                            PAGE
                                                                            ----
 2.1   Purchase Agreement by and among Industrial Holdings,
       Inc. (the "Company") and Bolt Manufacturing Co., Inc.                Ex-1

 7.1   Financial Statements of Bolt Manufacturing Co., Inc.                 F-1

 7.2   Pro Forma Condensed Consolidated Financial Statements                F-12

10.1   Promissory Note by and Among Industrial Holdings, Inc., American
       Rivet Company, Inc., LSS-Lone Star-Houston, Inc., Bolt
       Manufacturing Co., Inc. and Heller Financial, Inc.                   Ex-4

                                        4
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                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed in its behalf by the undersigned hereunto duly authorized.

                                           INDUSTRIAL HOLDINGS, INC.

                                           By: /s/ CHRISTINE A. SMITH
                                                   CHIEF FINANCIAL OFFICER

Date: December 1, 1997

                                        5
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                                INDEX TO EXHIBITS

 2.1 Purchase Agreement by and among Industrial Holdings, Inc. (the "Company") and Bolt Manufacturing Co., Inc.

 7.1    Financial Statements of Bolt Manufacturing Co., Inc.

 7.2    Pro Forma Condensed Consolidated Financial Statements

10.1    Promissory Note by and Among Industrial Holdings, Inc., American
        Rivet Company, Inc. ("American"), LSS-Lone Star-Houston, Inc.
        ("Lone Star"), Bolt Manufacturing Co., Inc. and Heller Financial, Inc.

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
                                   EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT dated as of November 1, 1997, by and among INDUSTRIAL HOLDINGS, INC., a Texas corporation (the "Purchaser"), and RALPH WALKER, JR. ("Walker"), a resident of Houston, Harris County, Texas, and M. DAVID INTROLIGATOR ("Introligator"), a resident of Houston, Harris County, Texas, being the shareholders (Walker and Introligator are herein collectively referred to as the "Shareholders"), of BOLT MANUFACTURING CO., INC., a Texas corporation doing business as WALKER BOLT MANUFACTURING CO. (the "Company").

                              W I T N E S S E T H:

        WHEREAS, the Shareholders are the owners of one hundred (100%) percent of the issued and outstanding shares of capital stock of the Company, such shares being of the class and par value as set forth in TABLE I, and the Shareholders desire to sell all of such shares to the Purchaser (all of such shares of capital stock to be sold hereunder herein collectively referred to as the "Shares"), and the Purchaser desires to purchase the Shares, all upon the terms and conditions set forth herein; and

        WHEREAS, this Agreement sets forth the terms and conditions to which the parties have agreed and further contemplates the execution and delivery of certain collateral agreements and the consummation of certain related transactions hereinafter described;

        NOW, THEREFORE, in consideration of the mutual promises and covenants of the parties, and subject to the terms and conditions set forth herein, the parties agree as follows:

        1. SALE AND PURCHASE OF THE SHARES. Each of the Shareholders agrees, subject to the conditions to the Shareholder's obligations herein set forth, to sell, assign and convey to the Purchaser on the Effective Date (as hereinafter defined), free and clear of all security interests, pledges, liens, charges and encumbrances, the number of Shares set opposite the name of such Shareholder in TABLE I, and to transfer and deliver to the Purchaser the certificates evidencing such Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank. The Purchaser agrees, subject to the conditions to its obligations herein set forth, to purchase and accept the Shares for the consideration set forth in Section 2(a) hereof.

        2. PURCHASE PRICE AND PAYMENT; RELATED MATTERS.

        2.1 The total purchase price (the "Purchase Price") for the Shares shall be as follows:

        (a) The sum of FOUR MILLION SEVEN HUNDRED NINE THOUSAND FIVE HUNDRED SIXTY-FOUR AND NO/100 DOLLARS ($4,709,564.00), payable by the Purchaser to the Share holders at the Closing on the Closing Date by cashiers checks as follows:

                SHAREHOLDER                                  AMOUNT
                -----------                                  ------
                Walker                                     $1,883,825
                Introligator                               $2,825,738
                                                           ----------
                Total                                      $4,709,563


                                      EX-1

        (b) The sum of ONE MILLION AND NO/100 DOLLARS ($1,000,000.00), payable by the Purchaser to the Shareholders in the form of cashiers checks at the Closing on the Closing Date, in full and final satisfaction of the following described promissory notes representing sums owing by the Company to the Shareholders and set forth on the Interim Balance Sheet (as defined below) (the "Shareholder Notes"), it being understood that any sums remaining owing on any Shareholder Notes after application of the $1,000,000.00 provided for in this Section 1(b) shall be automatically forgiven and fully discharged, and further that the UCC-1 financing statements on file with the Texas Secretary of State by the Company in favor of the Shareholders pertaining to the Shareholder Notes shall be terminated at Closing:

               (i) promissory note dated June 11, 1997 in the original principal sum of $400,000.00 executed by the Company and payable to the order of Walker; which note has an outstanding balance as of the date hereof equal to $400,000.00; and

               (ii) promissory note dated June 11, 1997 in the original principal sum of $600,000.00 executed by the Company and payable to the order of D. I. Financial; which note has an outstanding balance as of the date hereof equal to $600,000.00.

        (c) The sum of THREE HUNDRED FIFTY-SIX THOUSAND SEVEN HUNDRED SIXTY-ONE AND NO/100 DOLLARS ($356,761.00), which sum shall be reduced by accrued compensation of $200,000.00 to be paid to those employees of the Company in the amounts set forth on SCHEDULE 2.1(C) hereto as a discretionary bonus for past services rendered to the Company, with the balance of $156,761.00 of undistributed earnings and profits being payable to the Shareholders at the Closing on the Closing Date in the form of cashiers checks as follows:

               SHAREHOLDER                                 AMOUNT
               -----------                                 ------
               Walker                                     $ 62,704
               Introligator                                 94,057
                                                          --------
               Total                                      $156,761

        Funds necessary to accomplish the payments described in this subsection
        (c) shall be placed in the Company by the Purchaser at the Closing on the Closing Date, and Purchaser shall cause the Company to issue checks in the amounts and to the parties described herein above.

        (d) The sum of ONE HUNDRED EIGHTEEN THOUSAND FIFTY AND NO/100 DOLLARS ($118,050), payable by the Purchaser to the Shareholders in the form of a cashier's check at the Closing on the Closing Date, such sum being equal to the estimated additional tax liability to be owing by the Company as a result of built-in gains tax created by the filing of a
        Section 338(h)(10) election (the "Election") with the Internal Revenue Service (the "IRS") in connection with the transaction contemplated by this Agreement to be paid to the Shareholders as follows:

               SHAREHOLDER                                 AMOUNT
               -----------                                 ------
               Walker                                     $ 47,220
               Introligator                                 70,830
                                                          --------
               Total                                      $118,050

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        Shareholders hereby covenant and agree with Purchaser that (i) the
Shareholders shall file the short period federal corporation income tax return for the Company for the period January 1, 1997 through October 31, 1997 (the "Short Period Tax Return"), (ii) the Shareholders shall pay the above built-in gains tax with the filing of the Short Period Tax Return, and (iii) the Shareholders shall cause a copy of the Short Period Tax Return, as filed, to be delivered to Purchaser on or about the date of its filing with the IRS. Purchaser shall provide the Shareholders with any and all information necessary in order that the Shareholders are able to comply with their covenant to file the aforementioned tax return. Purchaser hereby covenants with Shareholders to timely pay any State of Texas franchise tax liability incurred as a result of the Election.

        2.2 ALLOCATION OF PURCHASE PRICE. ONE THOUSAND AND NO/100 ($1,000.00) DOLLARS of the amount of the Purchase Price set forth in Section 2.1 is hereby allocated to the covenant against competition of the Shareholders set forth in Section 5(c) hereof. The Purchaser and Shareholders agree to reflect the foregoing allocation in their respective income tax returns; further Purchaser and Shareholders shall jointly file IRS Form 8023 (attached hereto as SCHEDULE 2.2) with the Internal Revenue Service on or before the 15th day of the ninth (9th) month after the Effective Date.

        2.3 FURTHER ASSURANCES. Each of the Shareholders hereby agrees to execute and deliver from time to time at the request of the Purchaser and without further consideration, subject to approval by Shareholders' counsel, such additional instruments of conveyance and transfer and to take such other action as the Purchaser may reasonably require more effectively to convey, assign, transfer and deliver the Shares to the Purchaser.

        3. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS. The Shareholders, jointly and severally, represent and warrant to and agree with the Purchaser that:

        (a) ORGANIZATION AND STANDING OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The Company has full corporate power and authority to conduct its business as it is now being conducted and is not qualified to do business as a foreign corporation in any other jurisdiction. Attached hereto as SCHEDULE 3(A) are true, correct and complete copies of the Company's Articles of Incorporation (duly certified by the Secretary of State of the State of Texas) and By-Laws (certified by the Secretary of the Company) as in effect on the date hereof.

        (b) SUBSIDIARIES. The Company has no subsidiaries. Further, the Company does not own, directly or indirectly, any of the outstanding capital stock or securities convertible into capital stock of any other corporation, or own, directly or indirectly, any participating interest in any partnership, joint venture or other business enterprise.

        (c) CAPITAL STOCK. The authorized capital stock of the Company consists of One Million (1,000,000) shares of Common Stock, $1.00 par value per share, of which, on the date hereof, Sixty- two Thousand Five Hundred (62,500) shares are validly issued and outstanding, fully paid and nonassessable, 100% of which are owned by the Shareholders as set forth on Table I. The Company has no treasury shares, outstanding subscriptions, options or other agreements or commitments obliga ting it to issue shares of capital stock. Shareholders have not, and have not permitted the Company to issue or enter into any subscriptions, options, agreements or other commitments in respect of the issuance, transfer, sale, repurchase or encumbrance of any shares of capital stock.

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
        (d) FINANCIAL STATEMENTS. The following audited and unaudited financial statements of the Corporation have been delivered to the Purchaser and are attached as SCHEDULE 3(D) hereto:

                (i) the audited balance sheets of the Company as of December 31, 1996 and December 31, 1995 (the "Audited Balance Sheets") and the related audited statements of income and retained earnings and cash flows for the years then ended (together with related notes and schedules), which financial statements contain a report of Weinstein Spira & Company, P.C., independent auditors, reporting thereon (such balance sheets, the related statements of income and retained earnings and cash flows, and the related notes and schedules, being hereinafter together referred to as the "Audited Financial Statements"); and

                (ii) the unaudited statements of income and retained earnings and cash flows of the Company as of September 30, 1997 and September 30, 1996, together with the unaudited balance sheet of the Company as of September 30, 1997 (the "Unaudited Balance Sheets") for the purpose of inclusion in the Purchaser's public filings, being hereinafter together referred to as the "Unaudited Financial Statements"); and

                (iii) the unaudited balance sheet of the Company as of October 31, 1997 (the "Interim Balance Sheet") and the related unaudited statement of income for the ten (10) month period then ended (together with related notes and schedules) (such balance sheet and related statements of income, and the related notes and schedules, being hereinafter together referred to as the "Interim Financial Statements").

                The Audited Financial Statements, and to the best of the Shareholders' knowledge, the Unaudited Financial Statements and the Interim Financial Statements (collectively, the "Financial Statements"), including the related notes and schedules, have been prepared from the books and records of the Company in conformity with generally accepted accounting principles applied by the Company on a basis consistent with preceding years and throughout the periods involved ("GAAP") and present fairly the financial position of the Company as of the dates of such statements, subject with respect to the Interim Financial Statements to year-end adjustments.

                The trade accounts and other receivables of the Company which are classified as current assets on the Audited Balance Sheets, the Unaudited Balance Sheets and the Interim Balance Sheet (collectively, the "Balance Sheets") are bona fide receivables, were acquired in the ordinary course of business, are stated in accordance with GAAP and, subject to the reserve for doubtful accounts, are believed to be good and collectible, and are not subject to any factoring arrangement.

                The inventories of the Company reflected on the Balance Sheets have been valued in accordance with GAAP. As of October 31, 1997, there have been no write-ups of inventories or other assets.

                To the best of the Shareholders' knowledge, the Company has no liabilities of the type and in amounts required to be reflected or disclosed in a balance sheet (or notes thereto) prepared in accordance with GAAP other than:

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
                        (i) those set forth or reserved against in the Interim Balance Sheet,

                        (ii) those incurred since the date of the Interim Balance Sheet in the ordinary course of business,

                        (iii) those disclosed in the schedules attached hereto, and

                        (iv) those referred to in this Agreement or that exist by reason of this Agreement.

                The Company's books of account have been kept in all material respects in the ordinary course of business in accordance with GAAP, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company have been properly recorded in such books in all material respects.

        (e) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in any Schedule delivered to the Purchaser pursuant to this Section 3 or except as contemplated by this Agreement, since the date of the Interim Financial Statements, and to the best of the Shareholders' knowledge, the Company has not:

                (i) issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury) or granted or agreed to grant any options, warrants or other rights calling for the issuance thereof;

                (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any obligation or liability (absolute or contingent) except in the ordinary course of business in customary amounts;

                (iii) paid any obligation or liability (absolute or contingent) except in the ordinary course of business in customary amounts;

                (iv) paid any obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the Company's Financial Statements (or the notes thereto) and obligations or liabilities incurred since the date thereof and permitted to be so incurred by the foregoing clause (ii) of this Section (e);

                (v) except as otherwise permitted herein, declared or made, or agreed to declare or make, any payment of dividends or distribution of any assets of any kind whatsoever to the Share holders, or purchased or redeemed any shares of its capital stock;

                (vi) except as otherwise permitted herein, sold or transferred, or agreed to sell or transfer, any of its assets, properties or rights (except sales in the ordinary course of business) or canceled or agreed to cancel, any debts or claims;

                (vii) entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase substantially all of the assets, properties or rights of the Company (including management and control thereof), or requiring the consent of any party to the transfer and assignment of such assets, properties or rights (or changes in management or control thereof), or providing for the merger or consolidation of the Company with or into another corporation;

                (viii) suffered any material losses or waived any rights of material value;

                (ix) except in the ordinary course of business, made or permitted any amendment or termination of any contract, agreement or license to which it is a party;

                (x) except for the discretionary merit bonuses to those Company employees set forth on SCHEDULE 2.1(C), made any accrual or arrangement for a payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

                (xi) except for the discretionary merit bonuses to those Company employees set forth on SCHEDULE 2.1(C), increased the rate of compensation payable or to become payable by it to any of its officers or key employees compensated at a rate in excess of $10,000.00 per annum; or made any increase in any profit sharing, bonus, incentive, deferred compensation, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any such officers or key employees;

                (xii) except for the verbal commitment of the Company to purchase a particular lathe in late December 1997 at a cost of approximately $15,000.00 for which no purchase order was issued, made any capital expenditures or commitments therefor aggregating more than $10,000.00 or committed to purchase inventories, parts, supplies or other items in excess of its normal, ordinary and usual requirements or at excessive prices, all computed based on historical practices of the Company;

                (xiii) experienced any significant labor trouble; or

                (xiv) suffered any damage, destruction or loss, whether or not covered by insurance, which materially and adversely affects its assets or business, or had any material adverse change in the business, operations, financial condition or prospects of the Company.

        Between the date of the Interim Financial Statements and the Closing Date, the Shareholders shall not permit the Company to do any of the things listed in Clauses (i) through (xii) of this Section (e) without the prior written consent of the Purchaser, which consent will not be unreasonably withheld, except as otherwise permitted by this Agreement.

        (f) TAX MATTERS. (i) The Company has made an election to be treated for federal income tax purposes as a Subchapter "S" corporation, within the meaning of Internal Revenue Code Sections 1361 et seq., for the respective periods shown on SCHEDULE 3(F)(I) hereto through the Closing Date (the "S Period"). (ii) During the S Period, each Shareholder has duly and timely filed all tax reports and returns required to be filed by them. All such tax returns were consistent with the tax returns filed by the Company. The Shareholders have timely paid in full all taxes shown on their tax returns. The Shareholders shall bear full responsibility for the payment of any and all taxes which are owed by them. Except for an audit performed prior to the S Period of which there were no adverse results, there are no currently pending audits, inquiries, investigations or examinations relating to any of the Shareholders tax returns pending, and there are no claims which have been asserted relating to any of the Shareholders tax returns which if determined adversely would result in the assertion by any governmental entity of any tax deficiency against the Company. Since acquiring the Shares of the Company, there have been no waivers or extensions of statutes of limitations by the Shareholders. All other state, county and local and other taxes, including without limitation, income taxes, payroll taxes,

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        corporate franchise taxes, sales, excise and use taxes and ad valorem taxes, due and payable by the Company for the periods ended prior to the Closing Date have been paid (or reserved for) and there is no further liability other than the reserve (whether or not disclosed on its returns) for any taxes relating to such periods, and no interest or penalties have accrued or are accruing with respect thereto. The Company has timely filed in correct form all tax returns and reports required to be filed by it on or before the date of this Agreement with all such taxing authorities. The current liability for state and local taxes reflected on the Company's Financial Statements, if any, represents at the date thereof, reasonable and adequate provision for the payment of all accrued and unpaid current state and local taxes of the Company. Other than those owing for the current period, no Federal taxes are due and owing by the Company. No assessments of deficiencies have been made against the Company, and no extensions of time are in effect for the filing of any returns or the assessment of deficiencies. No examinations by the IRS of the Federal income tax returns of the Company for any taxable year are presently pending. The Shareholders have delivered to the Purchaser true and complete copies of all of the Company's Federal Income Tax Returns and payroll tax returns of the Company for each of its fiscal years that Purchaser has requested. In the event that after the Closing Date a deficiency is determined in the amount of Federal, state or local tax payable by the Company, which deficiency relates to periods prior to the Effective Date, then in that event, the Shareholders, in the manner and to the extent set forth in Section 11 hereof, shall be fully responsible for and shall indemnify and hold the Purchaser and the Company harmless from the payment of any such deficiency, tax liability, penalty, interest, loss, costs, expenses or claim (including attorney and accountant fees) with respect thereto.

        The Shareholders shall cause the Election to be filed with the IRS within fourteen (14) days after the Purchaser furnishes the Shareholders with an allocation of the Purchase Price acceptable to Purchaser and Shareholders.

        (g) CONTRACTS AND OPERATING AGREEMENTS. To the best of the Shareholders' knowledge, SCHEDULE 3(G) hereto is a complete and accurate listing of all mortgages, liens, licenses, leases, sales representation agreements, purchase orders, and other executory contracts, commitments and agreements of the Company, to which or by which it is bound, whether written or oral, (x) entered into in the ordinary course of business involving the payment by the Company of more than $5,000.00 in the aggregate with respect to any such contract, commitment or agreement, or
        (y) entered into other than in the ordinary course of business (the "Contracts"). To the best of the Shareholders' knowledge, each and all of the Contracts have been duly executed by, or assigned to, the Company, are currently in effect, are valid and binding upon the parties thereto and are enforceable in all material respects in accordance with their terms. Neither the Company nor the Shareholders are aware of any facts that would prevent the performance of any of the Contracts. Neither the Company nor (to the best of the Shareholders' knowledge) any other party is in default under any one or more of the Contracts nor has any claim of default been asserted by the Company or any such other party. To the best of the Shareholders' knowledge, the Company has committed no act and there has been no omission which will result in the breach by it of any Contract.

        (h) TITLE TO PROPERTIES AND RELATED MATTERS. To the best of the Shareholders' knowledge, SCHEDULE 3(h) hereto is a complete list of any and all real property and improvements, and all personal property (including all major items of furnishings, equipment and automobiles) owned by the Company. The assets reflected in Schedule 3(h) and in the Company's Financial Statements, were at the date thereof, and, except for assets consumed or disposed of in the ordinary course of business since the date thereof (or distributed to the Shareholders as permitted hereunder), are now owned by the Company by good and marketable title, will be at Closing free and clear from all security interests, mortgages, liens, claims, defects in title and encumbrances except liens, charges or encumbrances discussed or referred to in the Company's Financial Statements, the related notes or schedules thereto or in Schedule 3(h) delivered to the Purchaser pursuant to this Section 3. Except as disclosed in Schedule 3(h), all such assets in use are in good operating condition and repair, subject to ordinary wear and tear. Except as set forth in Section 3(e)(xii) regarding the lathe therein described, there are no material capital expenditures currently contemplated or necessary to maintain the current operation of the Company's business. Shareholders make no representations with respect to the condition of the assets reflected on
        Schedule 3(h), which assets are being accepted AS INSPECTED by the Purchaser in their "AS IS," "WHERE IS" condition WITH ALL FAULTS.

        (i) RECEIVABLES. All notes receivable, contracts receivable and accounts receivable included in the Company's Financial Statements or which have arisen since the date of the Company's Financial Statements (the "Receivables") are valid, have arisen in the ordinary course of business, and are collectible and are expected to be paid no later than ninety (90) days after the date of Closing. None of the Receivables have been the subject of any factoring by the Company. Except for any Receivable owing to the Company by LSS-Lone Star-Houston, Inc., Shareholders hereby jointly and severally guarantee the collectability of the Receivables of the Company within six (6) months of the Closing Date to the extent of ninety-five percent (95%) of the total amount of such Receivables as of the Closing Date. Upon any such payment by the Shareholders hereunder, the Company shall assign such receivable to the Shareholders.

        (j) LITIGATION AND PROCEEDINGS. To the best of the Shareholders' knowledge, there are no actions, suits or proceedings pending or, to the knowledge of the Shareholders, threatened against or affecting the Company or the Shareholders, at law or in equity, or by any governmental department, commission, board, bureau or agency, or before any arbitrator of any kind, which involve the possibi lity of any judgment or liability not covered by casualty or liability insurance, except for that certain Order of the Texas Water Commission Finding Substantial Noncompliance and Requiring Certain Actions of the Company dated April 25, 1990 (the "TWC Order"); and the Company is not in default with respect to any judgment, order, writ, injunction, decree, award, or, to the best of the Shareholders' knowledge and belief, in default with respect to any rule or regulation of an court, arbitrator or governmental department, commission, board, bureau or agency. Purchaser acknowledges that Shareholders have disclosed to Purchaser that there have been EEOC claims made against the Company in the past, and shall keep such matters confidential.

        (k) INSURANCE COVERAGE. Attached as SCHEDULE 3(k) is a list of all policies and contracts of insurance, including hospitalization, life, property or liability, showing policy limits, expiration dates, types of coverage and names of insured. Prior to Closing, the Company maintained policies of casualty, liability, use and occupancy, and workmen's compensation and other forms of insurance with reputable and financially sound insurers, covering its properties and assets in amounts and against such losses and risks as are generally maintained for comparable businesses and properties, and valid policies for such insurance were duly in force.

        (l) EMPLOYEE RELATIONS. Attached as SCHEDULE 3(l)-A is a list of all bonus, incentive, compensation, disability, pension, profit sharing, group insurance or employee welfare plans of any nature whatsoever (collectively, the "Plans"); all employment contracts and all other contracts, agreements or commitments to or with individual employees or agents extending for a period of more than thirty (30) days from the date thereof or providing for earlier termination only upon the payment of a penalty, severance pay or an equivalent thereof;

               (i) Except as set forth in SCHEDULE 3(l)-B, there are no written employment agreements in effect between the Company and any of its employees and no collective bargaining agreements covering any such employees. The Company's employees are not members of a collective bargaining group and no union organizing activities are in process or contemplated. The Company does not contribute or have any obligation to make any payments or contributions to a multi-employer plan, as that term is defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Company does not have any actual or potential liability under Section 4201 of ERISA for any complete or partial withdrawal from a multi-employer plan.

               (ii) To the best of the Shareholders' knowledge, the Company is in compliance with applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours of employees, and no labor strike, dispute, slowdown or representation campaign or work-stoppage is pending or threatened with respect to Company employees.

               (iii) There is not, pending or threatened, any unfair labor practice complaint against the Company pending before any relevant authority or union representation petition respecting the employees of the Company.

               (iv) To the best of Shareholders' knowledge, the Plans comply in all material respects with the requirements of applicable laws. There are no actions, suits, claims or investigations pending or threatened with respect to any Plan. There is no liability required to be accrued under the Plans except to the extent reflected in the Company's Financial Statements. The Company has reserved funds on its Financial Statements to make full payment of all amounts which the Company is required to pay prior to the Effective Date under the terms of each Plan.

               (v) To the best of the Shareholders' knowledge, the group health plan maintained by the Company has been administered in good faith compliance with the reasonable interpretation of the continuation coverage requirements contained in Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).

               (vi) To the best of the Shareholders' knowledge, the Company has not entered into any severance or similar arrangement in respect of any present or former employee that will result in any obligation (absolute or contingent) of Purchaser or the company to make any payment to any present or former employee following termination of employment.

        (m) PATENTS, TRADEMARKS AND LICENSES. SCHEDULE 3(m) contains a complete and accurate list of any and all domestic and foreign patents, patent applications, licenses, trademarks, trademark applications, trade names, trade name applications, copyrights and copyright applications owned by or licensed to the Company or in which the Company has any right or interest whatsoever (the "Intellectual Property"), all of which are in good standing. The Company owns or has all rights necessary to use all such Intellectual Property necessary for the conduct of its business as currently conducted, and the conduct of such business does not conflict with or infringe upon any patent, trademark, trade name, trade secret or copyright of others. The Company has received no notice of any claim of infringement or other complaint that its operations conflict with or infringe upon the patents, trade names, trademarks, trade secrets or copyrights of others.

        (n) COMPLIANCE WITH APPLICABLE LAWS. To the best of the Shareholders' knowledge, the Company's business is being conducted in compliance with applicable laws, ordinances, rules and regulations of governmental authorities.

        (o) INVENTORY. None of the inventories of the Company shown on the Company's books are obsolete, defective or otherwise not saleable or usable in the ordinary course of business. The levels of inventories currently on hand are not in excess of or less than that necessary for the operation of the Company's business in the ordinary course of business consistent with past practices of the Company.

        (p) GUARANTEES, ETC. To the best of the Shareholders' knowledge, the Company has not given any guarantee, indemnity, warranty or bond, or incurred any other similar obligation or created any security for or in respect of, liabilities, actual or contingent, of any other person, except for product warranties given in the ordinary course of business.

        (q) OSHA AND ADA. The Company has not received notice of any violation by the Company nor is any action pending which alleges any violation, and to the best of the Shareholders' knowledge, the Company is not in violation of either the Occupational Safety and Health Act of 1970 or the Americans With Disabilities Act.

        (r) CUSTOMERS. Other than the situation pertaining to TSP Texas Screw Products ("TSP") described in that certain letter attached hereto as
        SCHEDULE 3(r) (the "TSP Letter"), the Shareholders have no actual knowledge or information that any of the Company's customers has ceased, or intends to cease, to acquire products or services from the Company or has reduced, or intends to materially reduce, the use of the products or services sold by the Company for any reason or as a result of the transaction contemplated by this Agreement. The Purchaser and the Company intends to abide by the spirit and intent of the TSP Letter.

        (s) OFFICERS, DIRECTORS AND EMPLOYEES. Attached hereto as SCHEDULE 3(s) is a list of all officers and directors of the Company, and all employees whose aggregate remuneration is in excess of $20,000.00 per year. There are no amounts owed to any officer, director or employee of the Company other than as reflected in the Company's Financial Statements. Other than anyone associated with Ameritech Fastener Manufacturing Co. ("Ameritech"), no officer, director or employee of the Company, or any affiliate of the Company, owns, directly or indirectly, beneficially or otherwise, any material interest in, or is an employee, officer or director of, or a consultant, agent for or representative of, any customer, competitor or supplier of the Company.

        (t) ABSENCE OF ADVERSE AGREEMENTS. To the best of the Shareholders' knowledge, and except for the TWC Order, the Company is not a party to any instrument or agreement or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award which materially and adversely affects the business, properties, assets or condition, financial or otherwise, of the Company.

        (u) NO DEFAULTS. To the best of the Shareholders' knowledge, the Company is not in default under, nor has any event occurred which with notice or lapse of time or both, could result in a waiver (except caused by the statute of limitations) of any material right or default under, any outstanding indenture, mortgage, lease, contract or agreement to which the Company is a party or by which the Company or its assets may be bound, or under any provision of the Company's Articles of Incorpora tion or By-Laws (or comparable instruments). All liabilities of the Company are, and will be on the Effective Date, current and not in default.

        (v) BANKS, SIGNATORIES. SCHEDULE 3(v) is a list setting forth the name of each bank, savings and loan or other financial institution in which the Company has any account or safe deposit box, the style and number of each such account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto.

        (w) NO CONFLICTS. To the best of Shareholders' knowledge, the execution and performance of this Agreement and the transactions contemplated hereby will not violate any provision of or result in a breach of or constitute a default under the Articles of Incorporation or By-Laws of the Company.

        (x) BOOKS AND RECORDS. To the best of the Shareholders' knowledge, the books and records of the Company are in all material respects complete and correct and have been maintained in accordance with good business practice and reflect a true record of all meetings or proceedings of the Board of Directors and Shareholders of the Company.

        (y) BROKERS. Neither the Company nor the Shareholders are a party to or in any way obligated under a contract or other agreement, and there are no outstanding claims against any of them, for the payment of any broker's or finder's fees in connection with the origin, negotiation, execution or performance of this Agreement.

        (z) TITLE TO SHARES AND AUTHORITY. Each Shareholder now has and on the Effective Date will have valid title to the Shares set opposite such Shareholder's name in TABLE I and on the Effective Date, after the contemporaneous termination of that certain Buy-Sell Agreement in effect between the Shareholders, the Shareholders will have full right, power and authority and due authorization to sell and transfer such Shares hereunder, and upon the delivery of and payment for such Shares, such Shareholder will transfer to the Purchaser valid title thereto, free and clear of any security interests, pledges, liens or similar encumbrances. This Agreement constitutes the valid and legally binding obligation of each Shareholder, enforceable in accordance with its terms.

        (aa) DISCLOSURE. Neither this Agreement, the Schedules attached hereto, nor any other document furnished by the Company or the Shareholders to Purchaser, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein and therein not misleading, and except as disclosed herein or therein, there is no fact (other than matters of a general economic or a political nature which do not effect the business of the Company uniquely) known to the Shareholders which materially adversely effects the properties, business, operations or financial condition of the Company.

        (bb) NON-OWNED PROPERTY. Except for the assets of Ameritech which are listed on SCHEDULE 3(BB) hereto, all tangible personal property located at the Company's facility situated at 10202 Airline Drive, Houston, Texas, as of the Closing Date, is owned by the Company and has been included in the Company's Financial Statements.

        (cc) INSPECTIONS. Up to the Closing Date, the Shareholders shall have afforded, and shall continue to afford the Purchaser and its agents the opportunity to make full and complete inspection of (i) the Company's books and records (including without limitation, the Company's Financial Statements, tax returns, accounts receivable, accounts payable, etc.),
        (ii) the Company's assets (including without limitation, the inventory and tangible and intangible personal property) and (iii) all mechanical equipment, the roof, the structural integrity of the improvements on the Real Property and the interior of the improvements.

        (dd) REAL PROPERTY LEASES. The Company's facility located at 10202 Airline Drive and the vacant property across therefrom at 120 Dale Street in Houston, Texas (the "Real Property") are leased pursuant to the terms of a lease agreement with Jezierski Properties Partnership (the "Landlord"), a true and correct copy of which is attached hereto as
        SCHEDULE 3(dd)-A (the "Real Property Lease"). The Real Property Lease
        (i) is in full force and effect, (ii) is not in default, (iii) contains no provision which would cause a default or event of default by virtue of the transactions evidenced hereby, and (iv) terminates on April 11, 2001. A portion of the real property covered by the Real Property Lease located at 10202 Airline Drive, Houston, Texas 77037 (which portion is described further on SCHEDULE 3[dd]-B hereto), is currently subleased by the Company to Ameritech pursuant to a sublease agreement which is also attached as SCHEDULE 3(dd)-B hereto (the "Ameritech Sublease"). The Ameritech Sublease is in full force and effect, no default exists thereunder, contains no provision which would cause a default or event of default by virtue of the transactions evidenced hereby, and terminates on December 31, 1997. At Closing, Shareholders shall have delivered to Purchaser (1) a Landlord's Estoppel Certificate signed by the Landlord in substantially the form of EXHIBIT "A-1" hereto, and (2) a Tenant Estoppel Certificate signed by Ameritech in substantially the form of EXHIBIT "A-2" hereto.

        4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants to the Shareholders that:

        (a) ORGANIZATION, STANDING AND AUTHORITY OF THE PURCHASER. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has full corporate power and authority to conduct its business as it is now being conducted, to enter into and carry out the provisions of this Agreement.

        (b) NO VIOLATION. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any provision of the Articles of Incorporation or By-Laws of the Purchaser, violate any provision of any agreement or other obligation to which the Purchaser is a party or by which the Purchaser is bound or to which its assets are subject, or violate or result in a breach of, constitute a default under, any judgment, order, decree, rule or regulation of any court or governmental agency to which the Purchaser is subject.

        (c) CORPORATE PROCEEDINGS OF THE PURCHASER. The execution, delivery and performance of this Agreement has been authorized by the Board of Directors of the Purchaser, and this Agreement constitutes the valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms.

        (d) BROKERS. The Purchaser is not a party to or in any way obligated under a contract or other agreement, and there are no outstanding claims against it, for the payment of any broker's or finder's fees in connection with the origin, negotiation, execution or performance of this Agreement.

        (e) INVESTMENT. The Shares will be acquired for investment and not with a view to distribution thereof, nor with any intention of distributing or selling or otherwise disposing of the Shares. Purchaser represents that it has made an independent determination of the value of the Shares being acquired hereunder and the value of the assets owned by the Company. Purchaser further represents that it has had available to it all information requested in order to have made the determination herein described, and that it has not relied upon any opinions of Shareholders as to such values.

        (f) PAYMENT OF RESERVED ITEMS. Purchaser hereby represents to the Shareholders that it shall cause the Company to pay any and all items properly reserved for on the Company's Interim Financial Statements as of the Effective Date, provided such reserves represent valid accruals for such reserved items.

        (g) OPPORTUNITY TO INSPECT. Purchaser hereby represents to the Shareholders that it has been afforded by the Shareholders the opportunity to make full and complete inspection of (i) the Company's books and records (including the Company's Financial Statements, tax returns, accounts receivable, accounts payable, etc.), (ii) the Company's assets (including without limitation, the inventory and tangible and intangible personal property), and (iii) all mechanical equipment, the roof, the structural integrity of the improvements on the Real Property and the interior of such improvements.

        (h) REVIEW OF REAL PROPERTY LEASES. Purchaser hereby represents to the Shareholders that it has been given copies of the Real Property Lease and the Ameritech Sublease, and has been afforded by the Shareholders the opportunity to make full and complete review thereof, and Purchaser has approved the terms set forth therein.

        (i) RESULTS OF DUE DILIGENCE. As of the Closing Date, and as a result of its due diligence, Purchaser is not aware of any matter or condition which would give rise to, or result in, a claim against Shareholders by Purchaser.

        5. ADDITIONAL COVENANTS AND AGREEMENTS OF SHAREHOLDERS.

        (a) RESIGNATIONS. The Shareholders agree to deliver to the Purchaser at Closing (effective on the Effective Date) the resignations of (i) each of the Shareholders as the sole directors of the Company, (ii) Walker as the Chairman of the Board of Directors and Chief Executive Officer of the Company, (iii) Introligator as the Vice President of the Company,
        (iv) Richard M. Kaplan as the Secretary of the Company, and (v) such other officers and directors of the Company as may be requested by the Purchaser.

        (b) DELIVERY OF STOCK CERTIFICATES AND OTHER MATERIALS. At the Closing, the Shareholders shall deliver to the Purchaser the certificates evidencing the Shares duly endorsed and accompanied by executed Stock Powers, as well as all minute books, stock certificate books, corporate seals and other corporate books, records, data and papers of the Company.

        (c) COVENANT AGAINST COMPETITION. Each Shareholder hereby agrees that from and after the

        Effective Date, he will not, directly or indirectly, for a period of five (5) years, but not to exceed the maximum period allowed by law, (1) own, operate, engage in or be interested in, affiliated or connected with (other than by purchasing securities on a national securities exchange or established over-the-counter market) any person, firm, corporation or other entity (except for the Purchaser or any subsidiary thereof) operating or purporting to operate any business in the States of Texas, Louisiana, Mississippi, Alabama and Florida (the "Restricted Territory") (but not to exceed the maximum area permitted by law) which competes in any manner with the business of the Company as of the Closing Date, including the manufacture of specialty nuts, bolts and studs used primarily in the energy industry (the "Company's Business Activity"); or (2) solicit or accept (either on his own account or as the agent of another person) the business of any person in connection with the Company's Business Activity in the Restricted Territory, such person having been a customer of the Company for such goods or services during the period of twelve (12) months prior to the Effective Date; (3) induce, solicit or endeavor to entice any person to leave the service or employment of the Company; or (4) use any trade name (including the expression "Walker Bolt") (or any other name intended or likely to be confused with such trade name) used by the Company at any time during the four (4) years immediately preceding the Effective Date. Each Shareholder hereby acknowledges that the foregoing restrictions are reasonable in scope and necessary for the protection of the goodwill of the Company and that a breach of this covenant would cause Purchaser and the Company substantial damage impossible of precise determination. Accordingly, in addition to such other rights and remedies as may be available to the Purchaser and the Company in the event of any breach, actual or threatened, of the foregoing provisions of this Section 5(c), the Purchaser and the Company (or any successor or successors thereof), shall be entitled to enjoin such breach, actual or threatened. Each Shareholder further agrees that should any portion of the foregoing covenant be unenforceable because of the scope thereof or the period covered thereby or otherwise, the covenant shall be deemed to be reduced and limited to enable it to be enforced to the extent permissible under the laws and public policies in the jurisdiction in which enforcement is sought. Notwithstanding the foregoing, nothing contained in this paragraph shall in any manner, and at any time, affect, restrict or limit (y) Shareholder Introligator (or an entity to which he is related) from continuing to conduct, participate or take part in, to any extent, the liquidation business, including, but not limited to, the liquidation or sale of machinery or equipment similar to the machinery or equipment owned by the Company, or used in connection with the Company's Business Activity; or (z) Shareholder Walker from owning or being involved with Ameritech.

        (d) CONSENTS. The Shareholders and the Company shall obtain all approvals and consents which must be obtained in order to effectuate the transaction contemplated hereby and to satisfy the terms and conditions of this Agreement, as reasonably requested by Purchaser prior to the Closing.

        6. DISCLOSURES AND DISCLAIMERS OF SHAREHOLDERS.

        (a) DISCLAIMER BY SHAREHOLDERS REGARDING ENVIRONMENTAL CONDITION OF REAL PROPERTY. The Shareholders have made no, and specifically disclaim, and Purchaser accepts that Shareholders have disclaimed, any and all representations, guaranties or warranties, express or implied, or arising by operation of law of or relating to the Real Property, including without limitation, of or relating to (i) the use, economic potential, expenses, operation, characteristics or condition of the Real Property or any portion thereof, including without limitation, warranties, suitability, habitability, merchantability, tenantability, design or fitness for any specific or a particular purpose, or good and workmanlike condition, (ii) the nature, manner, construction, condition, state of repair or lack of repair of any improvements located on the Real Property, on the surface or subsurface thereof, whether or not obvious, visible, or apparent, (iii) the nature or quality of construction, structural design or engineering of the Real Property, (iv) the environmental condition of the Real Property and the presence or absence of or contamination by Hazardous Materials, or compliance of the Real Property with regulations or laws pertaining to help or the environment, and these (the soil conditions, drainage, flooding characteristics, utilities or other conditions) existing in, on, or under the Real Property. The Purchaser hereby expressly assumes all risks, liabilities, claims, damages, and costs (and agrees that Shareholders shall not be held liable for any special, direct, indirect, consequential or other damages) which arise or occur on or after the Closing date resulting or arising from or related to the ownership, use, lease, condition, location, maintenance, repair or operation of the Real Property. Purchaser acknowledges that any condition of the Real Property which Purchaser discovers or desires to correct or improve after the Closing shall be at Purchaser's sole expense. Purchaser expressly waives (to the extent allowed by applicable law) any claims under federal law, state or other law that Purchaser might otherwise have against Shareholders relating to the use, characteristics or condition of the Real Property. The provisions of this paragraph shall survive the Closing. As used in this Agreement, the term "Hazardous Materials" shall mean any flammables, explosives, radioactive material, hazardous waste, including without limitation, substances defined as "asbestos," "asbestos containing material," "hazardous substances," "hazardous materials," or "toxic substances" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sec. 9601, ET SEQ.; and The Hazardous Materials Transportation Act, 49 U.S.C. Sec. 1801, ET SEQ.; The Resources Conversation and Recovery Act, 42 U.S.C. Sec. 6901 ET SEQ. For purposes of this Contract, "Applicable Laws" shall mean any and all laws, statutes, ordinances, rules, regulations, orders, or determinations of any governmental authority pertaining to health or the environment in effect in any and all jurisdictions in which Shareholders, Purchaser, the owner, or any previous owner, tenant, occupant or user of the Real Property, or any other person is conducting or at any time has conducted business, or where the Real Property is located, including without limitation, the federal Clean Air Act, as amended; the federal Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended; the Federal Water Pollution Control Act, as amended; the federal Occupational Safety and Health Act of 1970, as amended; the Resource Conversation and Recovery Act of 1976 ("RCRA"), as amended; the federal Safe Drinking Water Act, as amended; the federal Toxic Substances Control Act, as amended; the federal Superfund Amendments and Reauthorization Act of 1986, as amended; the federal Hazardous Materials Transportation Act, as amended; the federal Hazardous Substances Act, as amended; the Texas Solid Waste Disposal Act of 1969, as amended; the Texas Injection Well Act, as amended; the Texas Comprehensive Municipal Solid Waste Management, Resource Recovery and Conservation Act, as amended; the Texas Hazardous Substances, as amended; the Texas Water Quality Control Act, as amended; the Texas Clean Air Act, as amended; Petroleum Storage Tank Remediation Fund Act effective May 31, 1989, Ch. 227, ss.ss. 1-19, 1989 Tex. Sess. Law Serv. 1006 (Vernon), as amended; and other environmental conservation or protection laws. The provisions of this Section 6 shall supercede any other provision to the contrary contained in this Agreement. The Environmental Liabilities Indemnity Agreement being given to the Shareholder by the Purchaser pursuant to this Agreement shall not be limited as to time or monetary amount.

        (b) SEWAGE TREATMENT FACILITY. Purchaser acknowledges and agrees that Shareholders have advised Purchaser that there is a sewage treatment facility (the "Sewage Treatment Facility") located on the Real Property, owned by the Landlord, and operated by the Company. Further, as a material inducement to Shareholders to enter into this Agreement, and to sell the Stock to Purchaser, Purchaser acknowledges and agrees that (i) Purchaser has inspected the Sewage Treatment Facility, and is satisfied with such inspection; (ii) Purchaser, in acquiring the Stock from Shareholders, is in no way relying upon any statements or representations made by Shareholders regarding the condition or operation of the Sewage Treatment Facility; (iii) Purchaser is familiar with the obligations of the Company under the Real Property Lease regarding the Sewage Treatment Plant; (iv) Purchaser has been advised by the Shareholders of the existence of, and given a copy of, the TWC Order; (v) Purchaser has been informed and advised by Shareholders that the Company has been unable to achieve a discharge effluent within specifications of the State of Texas, and thus has been operating on a "pump and haul" basis; and (vi) Purchaser hereby releases and indemnifies Shareholders from any and all responsibility and liability regarding the operation of the Sewage Treatment Facility by the Company, and the TWC Order.

        7. CONDITIONS TO OBLIGATIONS OF THE PURCHASER. The obligations of the Purchaser to consummate the transaction contemplated hereby shall be subject to the satisfaction, on or before the Effective Date, of all of the following conditions unless expressly waived in writing by the Purchaser:

        (a) OPINION OF COUNSEL. The Purchaser shall have received the opinion of Weycer Kaplan Pulaski & Zuber, P.C., counsel for the Shareholders and the Company, dated the Effective Date, to the effect that:

                (i) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has corporate power to carry on its business as it is now being conducted;

                (ii) the authorized capital stock and the outstanding shares of the Company are as set forth in Section 3(c) hereof, and the Shares are duly and validly issued, fully paid, non-assessable and outstanding;

                (iii) this Agreement has been duly executed and delivered by the Shareholders and, assuming the legal competency of the Shareholders, constitutes the valid and binding obligation of the Shareholders enforceable in accordance with its terms (except as otherwise limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and except that such counsel need not express an opinion as to whether any covenant contained herein is specifically enforceable);

                (iv) the transfer of the Shares from the Shareholders shall vest in the Purchaser valid ownership in the Shares, free and clear of all security interests, pledges, liens, encumbrances, charges or assessments, and no other endorsement is required to transfer such ownership to the Purchaser, and such counsel is not aware of any adverse claim with respect to any Shares;

                (v) except as stated in such opinion or in any Schedule delivered to the Purchaser pursuant to Section 3 of this Agreement, such counsel does not know of any litigation, proceeding or governmental investigation pending or threatened against or relating to the Company or to the properties or business of the Company or against the Shareholders relating to the transactions contemplated by this Agreement;

                (vi) no authorization, consent or approval of any court or governmental body or authority is necessary to the validity of the transfer by the Shareholders of the Shares to the Purchaser as provided in this Agreement; and

                (vii) the consummation of the transaction contemplated by this Agreement will not result in the breach of or constitute a default under the Articles of Incorporation or By-Laws of the Company, or any loan, credit or similar agreement or any court decree to which the Company or the Shareholders are a party and of which such counsel has actual knowledge, or by which any of them or their properties may be bound.

        (b) OTHER LEGAL MATTERS. Legal matters in connection with this Agreement and the transaction contemplated hereby shall have been approved by Stumpf Falgout Craddock & Massey, P.C., counsel for the Purchaser, and the Shareholders shall have furnished to such counsel originals of such corporate records of the Company and copies of such other documents as such counsel may reasonably have requested for such purpose, at least three (3) days prior to the Closing Date.

        (c) NO DAMAGE OR DESTRUCTION. Between the Effective Date and the Closing Date, there shall not have occurred any casualty to any facility, property, equipment or inventory owned or used by the Company as a result of which either the monetary amount of damage or destruction aggregates five (5%) percent or more of the aggregate book value shown on the books of account of the entire facilities, properties, equipment and inventory of the Company, or the total monetary amount of damage or destruction is less than five (5%) percent of the aggregate book value shown on the books of account of the entire facilities, properties, equipment and inventory of the Company, but more than $50,000, and such loss shall not be substantially covered by valid, existing insurance underwritten by responsible insurers.

        (d) NO MATERIAL ADVERSE CHANGES. The Shareholders shall have delivered to the Purchaser their certificate stating that there has been no material adverse change in the business, operations, financial condition or properties of the Company since the date of the Company's Interim Financial Statements.

        (e) ABSENCE OF LITIGATION. No litigation, governmental action, insolvency, receivership or other proceeding shall have been threatened, asserted or commenced with respect to the transaction contemplated herein.

        (f) CONSENTS. The Shareholders and the Company shall have obtained all approvals and consents which must be obtained in order to effectuate the transaction contemplated hereby and to satisfy the terms and conditions of this Agreement.

        8. CONDITIONS TO OBLIGATIONS OF THE SHAREHOLDERS. The respective obligations of the Shareholders to consummate the transaction contemplated hereby shall be subject to the satisfaction, on or before the Effective Date, of all of the following conditions, unless expressly waived in writing by the
Shareholders:

        (a) PAYMENT OF SHAREHOLDER NOTES. The Purchaser shall cause the Company to pay in full the Shareholder Notes at the Closing on the Closing Date.

        (b) EXECUTION OF ENVIRONMENTAL LIABILITIES INDEMNITY AGREEMENT. The Purchaser (or if this Agreement is assigned pursuant to Section 16(a), then Purchaser and such assignee) shall execute an agreement in the form of EXHIBIT "B" hereto pursuant to which the Purchaser shall indemnify the Shareholders for any environmental liabilities (as defined therein) pertaining to the Real Property.

        9. THE CLOSING AND THE EFFECTIVE DATE. The execution and delivery of this Agreement and the instruments, certificates and other documents required hereunder (the "Closing") shall take place at the offices of Stumpf Falgout Craddock & Massey, 1400 Post Oak Boulevard, Suite 400, Houston, Texas 77056, at

8:00 a.m. local time on November 10, 1997, or at such other time and day or other location as may be mutually agreed by the Purchaser and the Shareholders. The date and time of such execution and delivery is herein called the "Closing Date". On or effective as of 12:01 a.m., Houston, Texas, time on November 1, 1997, the sale and exchange of the Shares as contemplated hereunder shall be effective (the "Effective Date"). On the Closing Date, certificates representing the Shares, the minute books, stock certificate books, corporate seals and other corporate books, records, data and papers of the Corporation shall be delivered by the Shareholders against delivery of the Purchase Price pursuant to Section 2 hereof.

        10. NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

        (a) NATURE OF STATEMENTS. All statements contained in any schedule or any certificate or other instrument delivered by or on behalf of the Shareholders or the Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed representations and warranties made by the Shareholders or the Purchaser, as the case may be.

        (b) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations, warranties, covenants, agreements and undertakings contained herein or in any Schedule, certificate or other document shall remain operative and in full force and effect, and shall survive the Effective Date and the delivery of all consideration and documents pursuant to this Agreement, and shall continue in effect for a period of two (2) years after the Effective Date, subject to the limits of Section 11(c) hereof, and, as to representations made by the Shareholders concerning or affecting any tax liability of the Company, until a date which is six
        (6) months after the statute of limitations has run against the Federal, state and local government; provided, however, that any such representation, warranty, covenant, agreement or undertaking as to which a bona fide claim shall have been asserted during such survival period shall continue in effect until such time as such claim shall have been resolved in accordance with the terms of this Agreement.

        11. INDEMNIFICATION BY SHAREHOLDERS AND RELATED MATTERS.

        (a) INDEMNIFICATION BY SHAREHOLDERS. Subject to the provisions of Sections 10(b) and 11(c) hereof, the Shareholders, jointly and severally, agree to defend, indemnify and hold harmless the Pur chaser and the Company, and their respective successors and assigns, from, against and in respect of any loss, damages, liability or expense, including reasonable fees for attorneys and other outside consultants (hereinafter collectively called the "Losses"), resulting from:

                (i) any material inaccuracy or material breach by any Shareholder of any of the warranties or representations contained in this Agreement, any schedule attached hereto, or in any agreement or instrument executed in connection herewith;

                (ii) any breach, non-compliance or nonfulfillment by any Shareholder of any covenant, agreement or undertaking to be complied with or performed by them contained herein or pursuant to this Agreement; provided however, the breach by a Shareholder of the covenant set forth in Section 5(c) above shall not give rise to a joint and several indemnity obligation of both Shareholders, but rather the Shareholder violating such covenant shall be solely obligated to defend, indemnify and hold harmless the Purchaser and the Company for any loss, damages, liability or expense resulting therefrom;

                (iii) any Federal, state or local income tax liability (including any penalty and interest thereon) of the Company (1) with respect to taxable periods of the Company ending on or before the Effective Date; (2) with respect to taxable periods of the Company beginning before the Effective Date and ending after the Effective Date to the extent attributable to the income, assets, operations or reporting requirements of the Company prior to the Effective Date; (3) which are imposed upon the Purchaser as a result of any breach of warranty or misrepresentation under Section 3(f); and (4) which the Shareholders are obligated to indemnify Purchaser and the Company pursuant to Section 3(f) hereof; and

                (iv) any liability arising out of any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal and accounting fees) incident to any of the foregoing items in this Section 11(a).

        (b) PROCEDURE FOR MAKING CLAIMS. If and whenever the Purchaser desires to claim indemnification from the Shareholder pursuant to the provisions of this Section 11, the Purchaser shall promptly deliver to the Shareholders a certificate signed by the Chairman of the Board or Chief Executive Officer of the Purchaser (the "Notice of Claim") stating that the Purchaser or the Company, their successors and assigns, has paid or properly accrued losses, damages or expenses in an aggregate stated amount to which the Purchaser is entitled to indemnification pursuant to this Section 11, provided, however, such notice shall be given prior to the payment of an indemnity item if reasonable in light of the circumstances causing, or threatening to cause, a loss, and specifying the individual items of loss, damage or expense included in the amount so stated, the date each such item was paid or properly accrued and the nature of the misrepresentation, breach of warranty or claim to which such item is related, provided, however, failure to notify the Shareholders shall relieve the Shareholders from liability only if they are prejudiced thereby. The Shareholders shall have the right to contest (prior to payment or entry of an agreement to pay) and defend any claim by a third party at the expense of the Shareholders. The Purchaser and/or the Company, as the case may be, shall provide to the Shareholders prompt and complete disclosure of all pertinent information in the possession of or available to the Purchaser or the Company and shall extend full and timely assistance and cooperation in the investigation and defense of the claim, suit or action, with respect to which such indemnification is claimed. Shareholders, in the defense of any such claim, suit, action or proceeding, shall not con sent to the entry of any judgment or decree except with the written consent of Purchaser or the Company, nor enter into any settlement (except the written consent of the Purchaser or the Company) which does not include as an unconditional term thereof the giving by the claimant or plaintiff to Purchaser or the Company of a release from every liability in respect of such claim, suit, action or proceeding. In any defense of any claim by a third party, Purchaser and Company shall have the right (but shall not be obligated) to participate in such defense through counsel of its own selection and at its own expense. Provided, however, should a dispute arise between Purchaser, Shareholders and/or Company regarding how the defense of such claim should be handled, the decision of the Shareholders shall control.

        (c) INDEMNIFICATION THRESHOLD AND LIMITATION OF SHAREHOLDERS' INDEMNIFICATION LIABILITY. Notwithstanding any of the provisions of this
        Section 11, Purchaser agrees not to make claims for Losses hereunder unless and until the aggregate of such claims exceeds One Hundred Thousand and No/100 Dollars ($100,000.00) (the "Indemnification Threshold"); provided however, that (i) the Indemnification Threshold shall not be applicable to claims by Purchaser for Losses arising from a breach by any Shareholder of Sections 3(a), (c), (f) and (i), and any claim arising from a breach of any provision of any such Section shall not be taken into account for purposes of determining when the Indemnification Threshold has been met, and (ii) in no event shall the Shareholders' joint and several liability under this Section 11 exceed the aggregate sum of One Million and No/100 Dollars ($1,000,000.00); and (iii) the Shareholders' liability under this Section 11 applies only to claims made against the Purchaser and/or the Company on or before October 31, 1999.

        12. INDEMNIFICATION BY THE PURCHASER AND RELATED MATTERS.

        (a) INDEMNIFICATION BY THE PURCHASER. The Purchaser agrees to defend, indemnify and hold harmless the Shareholders, their respective successors, assigns and personal representatives, from, against and in respect of any and all loss, damages, liability or expense, including reasonable fees for attorneys and other outside consultants (collectively, the "Losses") resulting from:

                (i) the breach by the Purchaser of any of its covenants or warranties, or the inaccuracy of any of its representations contained herein;

                (ii) any claims or causes of action asserted after the Effective Date against either Shareholder pertaining to any action taken thereby which was legally within the scope and duty of such Shareholder's authority as an officer and director of the Company; and

                (iii) any liability arising out of any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal and accounting fees) incident to any of the foregoing items of this Section 12(a).

        (b) PROCEDURE FOR MAKING CLAIMS. If and whenever the Shareholders (collectively and individually) desire to claim indemnification from the Purchaser pursuant to the provisions of this Section 12, the Shareholders shall promptly deliver to the Purchaser a certificate signed by the Shareholders (the "Notice of Claim") stating that the Shareholders, their heirs, personal representatives, successors or assigns, have paid or properly accrued losses, damages or expenses in an aggregate stated amount to which the Shareholders is entitled to indemnification pursuant to this Section 12, and specifying the individual items of loss, damage or expense included in the amount so stated, the date each such item was paid or properly accrued and the nature of the misrep resentation, breach of warranty or claim to which such item is related, provided, however, failure to notify the Purchaser shall relieve the Purchaser from liability only if it is prejudiced thereby. The Purchaser shall have the right to contest (prior to payment or entry into an agreement to pay) and defend any claim by a third party at the expense of the Purchaser. The Shareholders shall provide to the Purchaser prompt and complete disclosure of all pertinent information in the possession of or available to the Shareholders and shall extend full and timely assistance in the cooperation in the investigation of the defense of the claim, suit or action, with respect to which such indemnification is claimed. The Purchaser, in the defense of any such claim, suit, action or proceeding, shall not con sent to the entry of any judgment or decree except with the written consent of the Shareholders nor enter into any settlement (except with the written consent of the Shareholders) which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Shareholders of a release from every liability in respect of such claim, suit, action or proceeding. In any defense of any claim by a third party, the Shareholders shall have the right (but shall not be obligated) to participate in such defense through counsel of their own selection and at their own expense. Provided, however, should a dispute arise between the Purchaser and the Shareholders regarding how the defense of such claim should be handled, the decision of the Purchaser shall control.

        13. EXPENSES. The Shareholders and the Purchaser shall pay their or its own expenses (including without limitation counsel and accounting fees and expenses) incident to the preparation and carrying out of this Agreement and the consummation of the transactions contemplated hereby.

        14. NOTICES. All notices, demands and requests which may be given or which are required to be given by either party to the other shall be in writing and shall be deemed effective when either: personally delivered to the intended recipient; sent by certified or registered mail, return receipt requested, addressed to the intended recipient at the address specified below; delivered in person to the address set forth below for the party to which the notice was given; deposited into the custody of a nationally recognized overnight delivery service such as Federal Express Corporation, Emery or Purolator, addressed to such party at the address specified below; or sent by facsimile, telegram or telex, provided that receipt for such facsimile, tele gram or telex is verified by the sender and followed by a notice sent in accordance with one of the other provisions set forth above. Notices shall be effective on the date of delivery or receipt, of, if delivery is not accepted, on the earlier of the date that delivery is refused or three (3) days after the date the notice is mailed. For purposes of this Paragraph, the addresses of the parties for all notices are as follows (unless changes by similar notice in writing are given by the particular person whose address is to be changed):

        (a) if to the Shareholders, to the address of such Shareholders as shown in Table I with a copy to: Richard M. Kaplan, Weycer Kaplan Pulaski & Zuber, P.C., 1400 Summit Tower, Eleven Greenway Plaza, Houston, Texas 77046-1104;

        (b)     or if to the Purchaser, to 7435 Ardmore, Houston, Texas 77054,
                Attn: Robert E. Cone, Chief Executive Officer, with a copy to:
                Lawrence J. Fontana, Stumpf Falgout Craddock & Massey, P.C., 1400 Post Oak Boulevard, Suite 400, Houston, Texas 77056.

        Any party hereto may designate a different address by written notice given to the other parties.

        15. SATISFACTION OF CONDITIONS; TERMINATION.

        (a) BEST EFFORTS TO SATISFY CONDITIONS. The Shareholders agree to use their best efforts to bring about the satisfaction of the conditions specified in Section 7 hereof, and the Purchaser agrees to use its best efforts to bring about the satisfaction of the conditions specified in
        Section 8 hereof.

        (b) TERMINATION. This Agreement may be terminated prior to the Closing, without liability on the part of any party hereto to any other party hereto, by the Purchaser or the Shareholders.

        In the event of termination by the Purchaser or the Shareholders as provided above, written notice shall forthwith be given to the other party.

        16. MISCELLANEOUS.

        (a) ASSIGNMENT. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties, provided, however, the Purchaser shall have the right at any time prior to Closing to assign this Agreement to a corporation wholly-owned by the Purchaser; should Purchaser assign this Agreement as aforesaid, Purchaser shall execute at the Closing, an agreement agreeing to be bound by the indemnification provisions of Section 12 above. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and the heirs, executors, administrators and personal representatives of the Shareholders.

        (b) SECTION AND PARAGRAPH HEADINGS. The Section and Paragraph headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        (c) AMENDMENT. This Agreement may be amended only by an instrument in writing executed by the parties hereto.

        (d) ENTIRE AGREEMENT. This Agreement and the exhibits, Schedules, certificates and documents referred to herein constitute the entire agreement of the parties, and supersede all understandings with respect to the subject matter hereof.

        (e) PUBLIC ANNOUNCEMENTS. No publication and/or press release of any nature shall be issued pertaining to this Agreement or the transaction contemplated hereby without the prior written approval of the Purchaser, except as may be required by law.

        (f) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

        (g) GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, AND VENUE FOR ANY DISPUTE ARISING HEREUNDER SHALL BE IN HARRIS COUNTY, TEXAS, AND THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS.

        (h) JOINDER OF SPOUSES. The spouses of the Shareholders join herein pro forma, to acknowledge that they are fully aware of, understand and fully consent to the provisions of this Agreement and its binding effect on the community property interests, if any, they may own in the Shares owned by their respective spouse, and that their respective awareness, understanding and agreement is evidenced by their respective signatures to this Agreement.

        (i) ARBITRATION PROCEDURE. In the event of disputes between the parties with respect to the terms and conditions of this Agreement, such disputes shall be resolved by and through an arbitration proceeding to be conducted under the auspices of the American Arbitration Association ("AAA") (or any like organization successor thereto) in Houston, Texas. Such arbitration proceeding shall be conducted in as expedited a manner as is then permitted by the commercial arbitration rules (formal or informal) of the AAA, and the arbitrator or arbitrators in any such arbitration (an "Arbitration") shall be persons who are expert in the subject matter of the dispute. Both the foregoing agreement of the parties to arbitrate any and all claims, and the results, determination, finding, judgment and/or award rendered through such Arbitration, shall be final and binding on the parties hereto and may be specifically enforced by legal proceedings. The parties agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may, in its sole discretion, ask for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

        Such Arbitration may be initiated by written notice from either party to the other which shall be compulsory and binding proceeding on each party. The Arbitration shall be conducted before a panel of arbitrators selected in accordance with the rules of the AAA. Each party shall bear separately the cost of their respective attorneys, witnesses and experts in connection with such Arbitration. Time is of the essence of this arbitration procedure, and the arbitrators shall be instructed and required to render their decision within ten (10) days following completion of the Arbitration.

        Any and all legal proceedings to enforce this Agreement (including any action to compel arbitration hereunder or to enforce any award or judgment rendered thereby) shall governed by Texas law.

        (j) DECEPTIVE TRADE PRACTICES ACT AND REAL ESTATE FRAUD WAIVER. Purchaser expressly waives the applicability of Chapter 17 of the Texas Business and Commerce Code Sections 17.41 et. seq. - the Texas Deceptive Trade Practices Act (the "DTPA") and chapter 27.01 of the Texas Business and Commerce Code - the Real Estate Fraud Act (the "Act") with respect to this transaction, to the greatest extent allowed. Purchaser acknowledges that all elements necessary for an enforceable waiver exist in this transaction. Specifically, Purchaser represents and warrants as follows:

                (i) Purchaser is not in a significantly disparate bargaining position;

                (ii) Purchaser is represented by competent, experience legal counsel;

                (iii) This transaction does not involve the purchase or lease of a family residence;

                (iv) The Purchase Price exceeds $500,000.00; and

                (v) Purchaser expressly intends to waive the provisions of the DTPA.

        Purchaser also represents and warrants that it is a business consumer with ample knowledge and bargaining power in this transaction. The execution of this waiver shall not be interpreted to imply that this transaction is otherwise within the ambit of the DTPA or the Act. Purchaser has directed its legal counsel to execute a copy of this Agreement solely for the purpose of satisfying the requirements of the Act and for no other purpose. Purchaser acknowledges that it has fully and completely discussed this waiver with its legal counsel and with full knowledge instructs its legal counsel to execute the acknowledgment required to waive the DTPA and the Act.

        IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date and year first above written.

                                            PURCHASER:

                                            INDUSTRIAL HOLDINGS, INC.

                                            By: /s/ CHRISTINE A. SMITH
                                                    Vice President


SPOUSES:                                    SHAREHOLDERS:

/s/ GEORGIA E. WALKER                       /s/ RALPH WALKER, JR.


/s/ JUDITH A. INTROLIGATOR                  /s/ M. DAVID INTROLIGATOR


                       PURCHASER'S ATTORNEY ACKNOWLEDGMENT

        THIS CONTRACT IS EXECUTED BY LEGAL COUNSEL FOR PURCHASER SOLELY FOR THE PURPOSE OF SATISFYING THE REQUIREMENTS OF TEX. BUS. COMM. CODE SECTION 17.42.

                                            /s/ LAWRENCE J. FONTANA
                                                Purchaser's Counsel

                                   EXHIBIT 7.1

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Bolt Manufacturing Co., Inc.
Houston, Texas

We have audited the accompanying Balance Sheets of Bolt Manufacturing Co., Inc. (an S Corporation) as of December 31, 1995 and 1996, and the related Statements of Earnings, Shareholders' Equity and Cash Flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bolt Manufacturing Co., Inc., as of December 31, 1995 and 1996, and the results of its operations and cash flows for the years then ended, in conformity with generally accepted accounting principles.

WEINSTEIN SPIRA & COMPANY, P.C.

Houston, Texas
January 24, 1997

                          BOLT MANUFACTURING CO., INC.
                                 BALANCE SHEETS

                                                                                      DECEMBER 31,
                                                                            ---------------------------------          SEPTEMBER 30,
                                                                               1995                   1996                 1997
                                                                            ----------             ----------           ----------
                                                                                                                        (Unaudited)
                      ASSETS

CURRENT ASSETS
   Cash and cash equivalents:
      Demand deposits .........................................             $    5,159             $   22,285           $   17,603
      Interest bearing deposits ...............................                218,803                186,687              316,816
                                                                            ----------             ----------           ----------

                                                                               223,962                208,972              334,419
   Receivables:
      Trade - net of allowance for doubtful
        accounts of $20,000 at
        September 30, 1997; $10,000 at
        December 31, 1996 and 1995 ............................                995,056                850,956              896,998
      Related party ...........................................                  6,226                 11,978               11,553
      Other ...................................................                    308                  7,663                3,582
   Inventories ................................................                340,290                244,324              426,431
   Prepaid expenses ...........................................                102,586                149,393               48,134
                                                                            ----------             ----------           ----------
        Total Current Assets ..................................              1,668,428              1,473,286            1,721,117
                                                                            ----------             ----------           ----------
PROPERTY AND EQUIPMENT
   Machinery and equipment ....................................              1,216,442              1,280,195            1,337,044
   Office equipment ...........................................                 81,301                 81,128               92,958
   Furniture and fixtures .....................................                  5,000                  5,000                5,000
   Tooling and dies ...........................................                 10,000                 10,000               10,000
   Transportation equipment ...................................                 33,454                 45,608               45,608
   Leasehold improvements .....................................                  2,115                  2,115                8,776
                                                                            ----------             ----------           ----------
                                                                             1,348,312              1,424,046            1,499,386
   Less:  Accumulated depreciation and
      amortization ............................................                980,327              1,050,782            1,129,009
                                                                            ----------             ----------           ----------
                                                                               367,985                373,264              370,377
                                                                            ----------             ----------           ----------
                                                                            $2,036,413             $1,846,550           $2,091,494
                                                                            ==========             ==========           ==========

                       See notes to financial statements.

                                                                                      DECEMBER 31,
                                                                              -------------------------------          SEPTEMBER 30,
                                                                                 1995                 1996                 1997
                                                                              ----------           ----------           ----------
                                                                                                                        (Unaudited)
                       LIABILITIES

CURRENT LIABILITIES
   Note payable ..................................................            $  260,000            $  100,000
   Accounts payable - trade ......................................               197,344                92,678          $  140,958
   Accrued expenses ..............................................               240,178               243,621             413,416
                                                                              ----------            ----------          ----------
        Total Current Liabilities ................................               697,522               436,299             554,374

NOTES PAYABLE ....................................................                                                       1,000,000
                                                                              ----------            ----------          ----------
                                                                                 697,522               436,299           1,554,374
                        SHAREHOLDERS' EQUITY

CAPITAL STOCK - common; $1 par value,
   1,000,000 shares authorized; shares issued and outstanding ....                62,500                62,500              62,500

RETAINED EARNINGS ................................................             1,276,391             1,347,751             474,620
                                                                              ----------            ----------          ----------
                                                                               1,338,891             1,410,251             537,120
                                                                              ----------            ----------          ----------
                                                                              $2,036,413            $1,846,550          $2,091,494
                                                                              ==========            ==========          ==========

                       See notes to financial statements.

                          BOLT MANUFACTURING CO., INC.
                             STATEMENTS OF EARNINGS

                                                           FOR THE YEAR ENDED                        FOR THE NINE MONTHS ENDED
                                                              DECEMBER 31,                                  SEPTEMBER 30,
                                                      ---------------------------------           ----------------------------------
                                                         1995                  1996                  1996                   1997
                                                      -----------           -----------           -----------           -----------
                                                                                                                   (Unaudited)
SALES ......................................          $ 7,132,510           $ 6,452,216           $ 4,961,927           $ 5,419,698

Cost of Sales ..............................            4,747,191             4,421,520             3,358,171             3,521,325
                                                      -----------           -----------           -----------           -----------
GROSS MARGIN ...............................            2,385,319             2,030,696             1,603,756             1,898,373

Operating Expenses .........................            1,574,734             1,520,086             1,124,853             1,308,199
                                                      -----------           -----------           -----------           -----------
EARNINGS FROM ..............................              810,585               510,610               478,903               590,174
                                                      -----------           -----------           -----------           -----------
OPERATIONS

OTHER INCOME (EXPENSE)
    Interest expense .......................              (31,787)              (21,330)              (16,679)              (33,549)
    Other income ...........................                9,110                 6,821                 1,814                 1,137
    Interest income ........................                8,952                 8,805                 5,440                 4,242
    Gain on sale of assets .................                                      4,903
                                                      -----------           -----------           -----------           -----------
                                                          (13,725)                 (801)               (9,425)              (28,170)
                                                      -----------           -----------           -----------           -----------
NET EARNINGS ...............................          $   796,860           $   509,809           $   469,478           $   562,004
                                                      ===========           ===========           ===========           ===========

                       See notes to financial statements.

                          BOLT MANUFACTURING CO., INC.
                       STATEMENTS OF SHAREHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996,
             AND FOR THE NINE MONTH-PERIOD ENDED SEPTEMBER 30, 1997

                                                                 COMMON STOCK                                             TOTAL
                                                       ---------------------------------             RETAINED         SHAREHOLDERS'
                                                         SHARES                 AMOUNT               EARNINGS            EQUITY
                                                       ----------            -----------            ----------        -------------
BALANCE - DECEMBER 31, 1994 .................              62,500            $    62,500            $1,056,741           $1,119,241

Net Earnings ................................                                                          796,860              796,860

Distributions to Shareholders ...............                                                         (577,210)            (577,210)
                                                       ----------            -----------            ----------           ----------
BALANCE - DECEMBER 31, 1995 .................              62,500                 62,500             1,276,391            1,338,891

Net Earnings ................................                                                          509,809              509,809

Distributions to Shareholders ...............                                                         (438,449)            (438,449)
                                                       ----------            -----------            ----------           ----------
BALANCE - DECEMBER 31, 1996 .................              62,500                 62,500             1,347,751            1,410,251

Net Earnings (Unaudited) ....................                                                          562,004              562,004

Distributions to Shareholders
    (Unaudited) .............................                                                       (1,435,135)          (1,435,135)
                                                       ----------            -----------            ----------           ----------
BALANCE - SEPTEMBER 30, 1997
    (Unaudited) .............................              62,500            $    62,500            $  474,620           $  537,120
                                                       ==========            ===========            ==========           ==========

                       See notes to financial statements.

                          BOLT MANUFACTURING CO., INC.
                            STATEMENTS OF CASH FLOWS

                                                             FOR THE YEAR ENDED                      FOR THE NINE MONTHS ENDED
                                                                 DECEMBER 31,                               SEPTEMBER 30,
                                                      ---------------------------------           ---------------------------------
                                                         1995                  1996                  1996                  1997
                                                      -----------           -----------           -----------           -----------
                                                                                                             (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
      Cash received from customers .........          $ 7,095,172           $ 6,583,131           $ 5,085,978           $ 5,379,299
      Cash paid to suppliers and
         employees .........................           (6,224,908)           (5,883,188)           (4,415,294)           (4,622,403)
      Interest received ....................                8,952                 8,805                 5,440                 4,242
      Interest paid ........................              (31,787)              (21,330)              (16,679)              (25,216)
                                                      -----------           -----------           -----------           -----------
         Net Cash Provided by
            Operating Activities ...........              847,429               687,418               659,445               735,922
                                                      -----------           -----------           -----------           -----------
CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of equipment ..................             (123,308)             (110,526)              (78,831)              (75,340)
    Proceeds from dispositions .............                                      6,567
                                                      -----------           -----------           -----------           -----------
         Net Cash Used in Investing
            Activities .....................             (123,308)             (103,959)              (78,831)              (75,340)
                                                      -----------           -----------           -----------           -----------
CASH FLOWS FROM FINANCING ACTIVITIES
    Payments of debt .......................             (120,000)             (160,000)              (90,000)             (100,000)
    Distributions to shareholders ..........             (577,210)             (438,449)             (438,449)           (1,435,135)
    Proceeds from shareholder notes ........                                                                              1,000,000
                                                      -----------           -----------           -----------           -----------
         Net Cash Used in Financing
            Activities .....................             (697,210)             (598,449)             (528,449)             (535,135)
                                                      -----------           -----------           -----------           -----------
NET INCREASE (DECREASE) IN CASH
    AND CASH EQUIVALENTS ...................               26,911               (14,990)               52,165               125,447

Cash and Cash Equivalents -
    Beginning of Period ....................              197,051               223,962               223,962               208,972
                                                      -----------           -----------           -----------           -----------
CASH AND CASH EQUIVALENTS - END OF PERIOD ..          $   223,962           $   208,972           $   276,127           $   334,419
                                                      ===========           ===========           ===========           ===========

                       See notes to financial statements.

                                                                   FOR THE YEAR ENDED                  FOR THE NINE MONTHS ENDED
                                                                       DECEMBER 31,                            SEPTEMBER 30,
                                                              -----------------------------           -----------------------------
                                                                1995                1996                1996                1997
                                                              ---------           ---------           ---------           ---------
                                                                                                               (Unaudited)
RECONCILIATION OF NET EARNINGS
TO NET CASH PROVIDED BY
OPERATING ACTIVITIES

    Net earnings ...................................          $ 796,860           $ 509,809           $ 469,478           $ 562,004
    Adjustments to reconcile net
      earnings to net cash provided
      by operating activities:
         Depreciation and amortization .............            107,869             103,583              77,608              78,227
         Bad debt expense ..........................              1,185              27,684              13,500              16,009
         Gain on sale of fixed assets ..............                                 (4,903)
         (Increase) Decrease in:
            Receivables ............................            (47,634)            103,309             108,737             (57,545)
            Inventories ............................            (11,754)             95,966              (3,457)           (182,107)
            Prepaid expenses .......................            (20,009)            (46,807)           (111,698)            101,259
         Increase (Decrease) in:
            Accounts payable - trade ...............                450            (104,666)            (53,780)             48,280
            Accrued expenses .......................             20,462               3,443             159,057             169,795
                                                              ---------           ---------           ---------           ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES ..........          $ 847,429           $ 687,418           $ 659,445           $ 735,922
                                                              =========           =========           =========           =========

                       See notes to financial statements.

                          BOLT MANUFACTURING CO., INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1996
    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997, IS UNAUDITED)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company maintains its accounts on the accrual basis of accounting in accordance with generally accepted accounting principles. Accounting principles followed by the Company and the methods of applying those principles which materially affect the determination of financial position, results of operations, and cash flows are summarized below:

   DESCRIPTION OF BUSINESS

   Bolt Manufacturing Co., Inc. manufactures specialty bolts and nuts for customers throughout the United States and Canada.

   INCOME RECOGNITION

   Revenue is recognized at the date of product shipment, and accounts receivable are recorded at that time. Earnings are charged with a provision for doubtful accounts based on current review of collectibility of accounts.

   INVENTORIES

   Inventories, consisting of raw materials, work-in-process, and finished goods are presented at the lower of cost (as determined by the first-in, first-out method) or market. Work-in-process and finished goods include the cost of material and any related direct and indirect production costs. Inventories consist of the following:

                                             DECEMBER 31,
                                      -------------------------    September 30,
                                        1995             1996          1997
                                      --------         --------      --------
     Raw materials ...............    $260,931         $196,361      $307,443
     Work-in-process .............      59,300           37,109        94,974
     Finished goods ..............      20,059           10,854        24,014
                                      --------         --------      --------
                                      $340,290         $244,324      $426,431
                                      ========         ========      ========

   PROPERTY AND EQUIPMENT

   Property and equipment are recorded at cost. Depreciation is computed at rates sufficient to amortize the cost of the assets over their estimated useful lives using the straight-line method. Depreciation is based on the following estimated useful lives:

          Machinery and equipment                   5 - 7 years
          Office equipment                              5 years
          Furniture and fixtures                        5 years
          Tooling and dies                              5 years
          Transportation equipment                      3 years
          Leasehold improvements                        6 years

                          BOLT MANUFACTURING CO., INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1995 AND 1996
    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997, IS UNAUDITED)

   INCOME TAX

   The Company is taxed under the S Corporation provisions of the Internal Revenue Code. Under these provisions, the Company is not liable for federal corporate income taxes. Instead, the shareholders are liable for individual federal income taxes on the Company's taxable income.

   CASH AND CASH EQUIVALENTS

   The Company considers all short-term investments with an original maturity of three months or less to be cash equivalents. There are deposits in excess of federally insured limits.

   USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 - OPERATING LEASES

The Company leases its warehouse and office facilities and certain equipment under operating lease agreements. At December 31, 1996, the future minimum rental payments required under the leases were as follows:

        YEAR ENDING
       DECEMBER 31,

           1997                       $ 91,660
           1998                         83,342
           1999                         77,400
           2000                         77,400
           2001                         19,350
                                      --------
                                      $349,152

Rent expense for the periods ended December 31, 1995 and 1996, and September 30, 1996 and 1997, totaled $77,400 and $77,300, $57,950 and $58,050, respectively.

                          BOLT MANUFACTURING CO., INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1995 AND 1996
    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997, IS UNAUDITED)

NOTE 3 - RELATED PARTY TRANSACTIONS

The Company paid $88,000 in consulting fees to related parties during the year ended December 31, 1995.

The Company paid $99,000 in consulting fees to an affiliate of a shareholder during the period ended September 30, 1997.

As discussed in Note 4, the Company has $1,000,000 in shareholder notes payable.

The Company received $14,385 and $1,250 in expense reimbursements from an entity related by common ownership for the year ended December 31, 1996 and 1995, respectively. At December 31, 1996 and 1995, respectively, the Company had a receivable from the entity of $11,978 and $6,226.

The Company received $44,234 and $14,082 in expense reimbursements from an entity related by common ownership for the period ended September 30, 1997 and 1996, respectively. At September 30, 1997 and 1996, respectively, the Company had a receivable from the entity of $11,553 and $7,135.

Additionally, in April, 1996, the Company began subleasing part of its facility to the related entity under a lease agreement which has been classified as an operating lease. The lease expired December 31, 1996. The Company renewed the lease for an additional 12 months expiring on December 31, 1997. Total rent income for the year ended December 31, 1996, and the nine months ended September 30, 1997, under this agreement was $6,400 and $9,000, respectively.

NOTE 4 - NOTE PAYABLE

The Company had a note agreement with a bank which bore interest at the prime rate plus .5% per annum and was secured by accounts receivable, equipment, general intangibles and inventory. The note was due on demand; if no demand is made it is payable in monthly installments of $10,000, plus interest, until February, 1998. Outstanding borrowings at December 31, 1995 and 1996, were $260,000 and $100,000, respectively. As of March 31, 1997, the Company has paid the note in full.

The Company also had a $100,000 line-of-credit with a bank, bearing interest at prime plus 1%, secured by equipment, accounts receivable, inventory, fixtures, and intangibles, which matured on April 1, 1997. There were no borrowings under this line-of-credit at December 31, 1996.

At April 1, 1997, the Company obtained a $150,000 line-of-credit with a bank, bearing interest at prime plus 1%, secured by accounts receivable, inventory, fixtures and intangibles, which matures on August 15, 1998. There were no borrowings under this line-of-credit at September 30, 1997.

                          BOLT MANUFACTURING CO., INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1995 AND 1996
    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997, IS UNAUDITED)

The Company has entered into loan agreements which contain restrictive covenants, including maintenance of certain financial ratios and restrictions on borrowings. At December 31, 1996, the Company was in compliance with the covenants and restrictions.

As of September 30, 1997, the Company has note agreements with its shareholders for a principal amount of $1,000,000. The notes bear interest at 10% per annum, with interest due quarterly beginning September, 1997. The notes are secured by equipment and are due on June 11, 1999. Interest of $30,525 has been expensed, with $22,192 being paid to shareholders as of September 30, 1997.

NOTE 5 - SUBSEQUENT EVENT

Effective November 1, 1997, the shareholders of the Company sold all outstanding shares of stock to Industrial Holdings, Inc. for approximately $5,000,000, cash plus repayment of the shareholders' notes of $1,000,000 and the assumption of certain liabilities.

NOTE 6 - UNAUDITED INTERIM STATEMENTS

The financial statements as of September 30, 1997, and for the six months ended September 30, 1996 and 1997, are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary to a fair presentation of the financial statements for these interim periods have been made. Accounting estimates at interim dates inherently involve greater reliance on estimates than at year end. The results for the interim periods are not necessarily indicative of the results to be obtained for a full fiscal year.

                                   EXHIBIT 7.2

                   INDUSTRIAL HOLDINGS, INC. AND SUBSIDIARIES
                        PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (UNAUDITED)

        The following unaudited pro forma financial statements give effect to the November 1997 acquisition by the Company of Bolt Manufacturing Co., Inc. doing business as WALKER BOLT Manufacturing Co. ("WALKER") in a transaction accounted for as a purchase. The allocation of purchase price is based on preliminary information currently available and will be revised as necessary. The estimated purchase price adjustments are subject to completion of asset appraisals, the final determination of certain tax liabilities, differences between the estimated and actual costs of professional fees and adjustments to certain other accruals.

        The unaudited pro forma condensed consolidated balance sheet is based on the September 30, 1997 balance sheets of the Company included in the Report on Form 10-Q for the three months ended September 30, 1997 and of WALKER included in the financial statements of WALKER appearing elsewhere in this Report on Form 8-K, and has been prepared to reflect the acquisition of WALKER as if the acquisition had been consummated at September 30, 1997. The acquisitions of Lone Star and MVS were completed in the first quarter of 1997 and their balance sheets as of September 30, 1997 are included in that of the Company.

        The unaudited pro forma condensed consolidated statements of operations are based on the income statements of the Company, American, Lone Star and MVS (not presented separately herein) and WALKER appearing elsewhere in this Report on Form 8-K as if the acquisitions had occurred at the beginning of the period presented. Such unaudited pro forma condensed consolidated financial statements combine (i) the audited operating results for the Company for the year ended December 31, 1996 and the unaudited operating results for the nine months ended September 30, 1997 (ii) the audited operating results of MVS for the year ending December 31, 1996 and the unaudited results of operations for the two-months ended February 28, 1997; (iii) the audited operating results of Lone Star for the year ended December 31, 1996; (iv) the unaudited operating results of American for the period from January 1, 1996 through September 30, 1996; and (v) the audited operating results of WALKER for the year ended December 31, 1996 and the unaudited operating results for the nine months ended September 30, 1997. The results of operations for the one month ended January 31, 1997 for Lone Star and one month ended October 31, 1996 for American have not been presented based upon management's belief that such would not be significant to the pro forma statements of operations.

        The Company acquired WALKER effective November 1, 1997, MVS on March 1, 1997, Lone Star on February 1, 1997 and American on November 1, 1996 and the operating results subsequent to the date of acquisition are reflected in the Company's historical information for the periods presented.

        The pro forma financial information does not purport to be indicative either of the results of operations that would have occurred had the purchase been made at the beginning of the periods presented or future results of operations of the combined companies. These unaudited pro forma financial statements should be read in conjunction with the historical financial statements and notes thereto of the Company included in its 1996 Annual Report on Form 10-K and in its Report on Form 10-Q for the quarter ended September 30, 1997, the financial statements of American filed with Form 8-K/A dated November 18, 1996, Lone Star filed with Form 8-K/A dated February 6, 1997, MVS filed with Form 8-K/A dated June 12, 1997 and WALKER included elsewhere in this Form 8-K.

                   INDUSTRIAL HOLDINGS, INC. AND SUBSIDIARIES
           PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                               SEPTEMBER 30, 1997
                                 (000'S OMITTED)

                                                                         HISTORICAL                              PRO FORMA
                                                                   ------------------------           ------------------------------
                                                                                                    ADJUSTMENTS
                                                                     IHI             WALKER           (NOTE 1)              COMBINED
                                                                   -------           ------           --------              --------
                ASSETS
Current assets:
     Cash and equivalents ..............................           $   216           $  334           $    (30)(a)           $   520
     Accounts receivable-trade .........................            11,084              897                (57)(b)            11,924
     Inventories .......................................            12,556              426                                   12,982
     Advances to shareholders ..........................                92                                                        92
     Notes receivable, current portion .................               981                                                       981
     Other current assets ..............................             1,153               64                                    1,217
                                                                   -------           ------           --------               -------
           Total current assets ........................            26,082            1,721                (87)               27,716

Property and equipment, net ............................            18,918              370              3,630(c)             22,918
Notes receivable .......................................             1,214                                                     1,214
Other assets ...........................................               768                                  30(c)                798
Goodwill, net ..........................................            12,833                               1,112(d)             13,945
                                                                   -------           ------           --------               -------
           Total assets ................................           $59,815           $2,091           $  4,685               $66,591
                                                                   =======           ======           ========               =======

                   INDUSTRIAL HOLDINGS, INC. AND SUBSIDIARIES
           PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                               SEPTEMBER 30, 1997
                                 (000'S OMITTED)

                                                                        HISTORICAL                            PRO FORMA
                                                               ---------------------------           ---------------------------
                                                                                                    ADJUSTMENTS
                                                                 IHI                WALKER           (NOTE 1)           COMBINED
                                                               -------              ------           --------           --------
  LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
     Notes payable ...................................         $ 10,110             $               $   309 (e)         $ 10,419
     Accounts payable-trade ..........................            6,958                 141             (57)(b)            7,042
     Accrued expenses and other ......................            2,320                 413              90 (g)            2,823
     Current portion of long-term debt ...............            1,617                                 793 (e)            2,410
                                                               --------             -------         -------             --------
         Total current liabilities ...................           21,005                 554           1,135               22,694

Long-term debt, less current portion .................            6,045               1,000           7,207 (e)           11,132
                                                                                                     (1,000)(e)
                                                                                                     (2,120)(e)
Deferred compensation payable ........................              248                                                      248

Deferred income taxes payable ........................            2,648                                                    2,648

Common stock with put redemption  option .............            6,000                                                    6,000

Shareholders' equity
     Common stock ....................................               58                  63             (63)(f)               58
     Additional paid-in capital ......................           20,656                                                   20,656
     Retained earnings ...............................            3,155                 474            (474)(f)            3,155
                                                               --------             -------         -------             --------
           Total shareholders' equity ................           23,869                 537            (537)              23,869
                                                               --------             -------         -------             --------
Total liabilities and shareholders' equity $ .........         $ 59,815             $ 2,091         $ 4,685             $ 66,591
                                                               ========             =======         =======             ========

Note 1 - The pro forma balance sheet reflects the acquisition of WALKER for cash of $5 million, payment of $1 million note payable to shareholders by WALKER plus estimated transaction expenses. The allocation of purchase price is based on preliminary information and is subject to change based on the final determination of certain tax liabilities, differences between the estimated and actual costs of professional fees, completion of asset appraisals and adjustments to certain other accruals:

   a. Reflect use of cash to pay certain transaction expenses.

   b. Eliminate intercompany accounts.

   c. Adjust the assets and liabilities of WALKER to their estimated fair market values at the acquisition date.

   d. Record goodwill on the purchase of WALKER.

   e. Record the drawdown on the Company's demand note with Comerica Bank of Texas ("Comerica"), retire existing term note and term note payable to Heller Financial, Inc. ("Heller") and the repayment of $1,000,000 note payable assumed in the WALKER Acquisition and of $2,120,000 in existing term note payable to Comerica.

   f. Eliminate the shareholders equity of WALKER.

   g. Record accrued transaction costs.

                            INDUSTRIAL HOLDINGS, INC.
      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                                 (000'S OMITTED)

                                                                                          PRO FORMA
                                                                           ---------------------------------------
                                                                          ACQUISITION ADJUSTMENTS
                                             HISTORICAL                         (NOTE 1)
                                  ----------------------------------       --------------------
                                     IHI         MVS         WALKER          MVS        WALKER           COMBINED
                                  --------    ---------     --------       -------     --------          ---------
Sales                              $59,642     $  1,762      $ 5,420                    $  (166)(a)      $  66,658
Cost of sales                       44,953        1,293        3,522                        135 (b)         49,737
                                                                                           (166)(a)

Gross profit                        14,689          469        1,898                       (135)            16,921
Selling, general and                10,438          152        1,308                       (250)(d)         11,712
  administrative
                                                                                17           47 (b)
                                  --------    ---------     --------       -------     --------           --------
Income from operations               4,251          317          590           (17)          68              5,209

Other income (expense):
   Interest expense                 (1,281)                      (34)                      (350)(e)         (1,665)
   Interest income                     130            3            4            (3)          (4)(f)            130
   Other income (expense)              273                         2                                           275
                                  --------    ---------     --------       -------     --------           --------
    Total other income (expense)      (878)           3          (28)           (3)        (354)            (1,260)
                                  --------    ---------     --------       -------     --------           --------
Income before income taxes           3,373          320          562           (20)        (286)             3,949

Income tax expense                   1,363           82                         (5)          95 (g)          1,535
                                  --------    ---------     --------       -------     --------           --------
Net income                        $  2,010    $     238     $    562       $   (15)    $   (381)          $  2,414
                                  ========    =========     ========       =======     ========           ========
Earnings per share (h)            $    .30                                                                $    .35
                                  ========                                                                ========

                            INDUSTRIAL HOLDINGS, INC.
      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (000'S OMITTED)

                                                                                                    PRO FORMA
                                                                                ---------------------------------------------------
                                                                                    ACQUISITION ADJUSTMENTS
                                           HISTORICAL                                       (NOTE 3)
                         ------------------------------------------------       ------------------------------------
                           IHI        MVS    LONE STAR  AMERICAN   WALKER        MVS   LONE STAR  AMERICAN    WALKER      COMBINED
                         -------    ------    -------   --------    -----       -----    ------   ------      ------      ---------
Sales                    $51,423   $ 6,374  $  15,474   $  6,786  $ 6,452                                     $(275)(a)   $  86,234
Cost of sales             40,849     4,366      9,498      5,118    4,422              $     26   $  (34)       179 (b)      66,312
                                                                                          2,163                     (c)
                                                                                                               (275)(a)
                         -------    ------    -------   --------    -----       -----    ------   ------      -----        --------
Gross profit              10,574     2,008      5,976      1,668    2,030                (2,189)      34       (179)         19,922

Selling, general and       8,002       843      5,587      1,164    1,520                  (392)    (329)      (246)(d)      14,542
  administrative                                                                         (2,163)                    (c)
                                                                                $ 205       161      127         63 (b)
                         -------    ------    -------   --------    -----       -----    ------   ------      -----        --------
Income from operations     2,572     1,165        389        504      510        (205)      205      236          4           5,380

Other income (expense):
Interest expense          (1,336)                (114)                (21)                 (182)    (558)      (482)(e)      (2,693)
Interest income              160         7                    71        9          (7)               (71)        (9)(f)         160
Other income (expense)       139         8          1         26       11                                                       185
                         -------    ------    -------   --------    -----       -----    ------   ------      -----        --------
Total other income
  (expense)               (1,037)       15       (113)        97       (1)         (7)     (182)    (629)      (491)         (2,348)
                         -------    ------    -------   --------    -----       -----    ------   ------      -----        --------
Income before income
  taxes                    1,535     1,180        276        601      509        (212)       22     (393)      (487)          3,032

Income tax expense           408       439         90        240       --         (12)        7     (157)         8 (g)       1,023
                         -------    ------    -------   --------    -----       -----    ------   ------      -----        --------
Net income               $ 1,127    $  741    $   186   $    361    $ 509       $(200)   $   16   $ (236)     $(495)       $  2,009
                         =======    ======    =======   ========    =======     ======   ======   =======     ======       ========
Earnings per share (h)   $   .26                                                                                           $    .39
                         =======                                                                                           ========

Note 3 - The above statements give effect to the following pro forma adjustments necessary to reflect the acquisition and the issuance of debt related to the acquisition of WALKER outlined in Note 1 to the pro forma balance sheet:

   a. Eliminate intercompany sales.

   b. Adjust depreciation and amortization expense for changes resulting from
      (i) the increase in acquired property, plant and equipment as a result of the allocation of the purchase price and depreciation of the fair market value of the acquired property, plant and equipment over their remaining useful lives of 3 to 30 years and (ii) amortization of acquired goodwill over 20 years.

   c. Reclassify amounts from selling general and administrative expenses to cost of sales to be consistent with the classification used by the Company.

   d. Reduce cost of sales and selling, general and administrative expenses for contractual reductions as part of the acquisition in executive payrolls, elimination of directors fees, reduction in executive benefits and elimination of expenses related to Florida entertainment facility eliminated as part of the American acquisition.

   e. Adjust interest expense (i) for Lone Star on $1,700,000 of 8.25% term debt, $1,400,000 demand note and 8% $500,000 term note payable to seller;
      (ii) for American on $1,800,000 of 8.25% term debt, $3,712,000 demand note and 12% $3,500,000 bridge note; and (iii) for Walker on $309,000 demand note, $5,880,000 8.1% term note.

   f. Eliminate interest income.

   g. Adjust income taxes as a result of the changes in the pro forma pretax earnings of the acquired subsidiaries.

   h. Increase in earnings per share as a result of pro forma earnings of the acquired subsidiaries and increase in weighted average of common stock equivalents (i) for MVS for the effect of 600,000 shares of IHI common stock issued to the selling shareholders (ii) for Lone Star for the effect of 84,211 shares of IHI common stock issued to selling shareholder, and
      (iii) for American for the effect of 540,000 warrants.

                                  EXHIBIT 10.1
                                                          Loan No.: 1960082-0001

                                 PROMISSORY NOTE

$8,000,000.00                                                  November 10, 1997

     FOR VALUE RECEIVED, INDUSTRIAL HOLDINGS, INC., a Texas corporation, AMERICAN RIVET COMPANY, Inc., an Illinois corporation, LSS-LONE STAR-HOUSTON, INC., a Texas corporation, and BOLT MANUFACTURING COMPANY, INC., a Texas corporation (collectively, "Maker"), jointly and severally, promises to pay to the order of HELLER FINANCIAL, INC., a Delaware corporation (together with any holder of this Note, "Payee"), at its office located at 500 West Monroe Street, Chicago, Illinois 60661, or at such other place as Payee may from time to time designate, the principal sum of Eight Million and 00/100 Dollars ($8,000,000.00), together with interest thereon at a rate per annum equal to the One Month LIBOR Rate (hereafter defined), plus two and 50/100 percent (2.50%), payable in seventy-two (72) consecutive monthly installments of principal plus interest commencing January 1, 1998, and continuing on the same day of each consecutive calendar month thereafter until this Note is fully paid. Subject to adjustment in accordance with the next sentence in the event of the Mandatory Prepayment (as defined in Section 3 of the Security Agreement (defined below)), the first seventy-one (71) such monthly installments shall each be in the principal amount of One Hundred Eleven Thousand One Hundred Eleven and 12/100 Dollars ($111,111.12), plus accrued interest, and the final monthly installment shall be in the amount of the entire then outstanding principal balance hereunder, plus all accrued and unpaid interest, charges and other amounts owing hereunder or under the Security Agreement (defined below). Notwithstanding anything else in this Note, if Maker makes the Mandatory Prepayment, each consecutive monthly installment payment hereunder shall thereafter be in an equal amount of principal, plus accrued interest, provided, however that the final monthly installment shall be in the amount of the entire then outstanding principal balance hereunder, plus all accrued and unpaid interest, charges and other amounts owing hereunder or under the Security Agreement. All payments shall be applied first to interest and then to principal. Interest shall be computed on the basis of a 360-day year and charged for the actual number of days elapsed. Maker shall make an interest only initial payment on December 1, 1997 of all accrued interest from the date of this Note through November 30, 1997.

     For purposes of this Note, the term "One Month LIBOR Rate" means, for each calendar month, a rate of interest equal to:

           (a) the rate of interest determined by Payee at which deposits in U.S. Dollars are offered for the one (1) month interest period based on information presented on the Reuters Screen LIBO Page as of 11:00 A.M. (London time) on the day which is two (2) business days (not counting Saturdays) prior to the first day of each calendar month; provided that if at least two (2) such offered rates appear on the Reuters Screen LIBO Page in respect of such interest period, the arithmetic mean of all such rates (as determined by Payee) will be the rate used; provided further that if there are fewer than two (2) offered rates or Reuters ceases to provide LIBOR quotations, such rate shall be the average rate of interest determined by Payee at which deposits in U.S. Dollars are offered for the one

                                      Ex-4

(1) month interest period by Bankers Trust Company and Chase Bank, N. A. (or their respective successors) to banks with combined capital and surplus in excess of $500,000,000 in the London interbank market as of 11:00 A.M. (London time) on the applicable interest rate determination date, divided by

           (b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two (2) business days prior to the beginning of each calendar month (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board) which are required to be maintained by a member bank of the Federal Reserve System;

     (Such rate to be adjusted to the nearest one sixteenth of one percent (1/16 of 1%) or, if there is no nearest one sixteenth of one percent (1/16 of 1%), to the next higher one sixteenth of one percent (1/16 of 1%)).

     For the initial funding month (or any fraction thereof) under this Note, the interest rate hereunder shall be the One Month LIBOR Rate in effect on the day of funding, plus Two and 50/100 percent (2.50%).

     Notwithstanding the foregoing, if at any time implementation of any provision hereof shall cause the interest contracted for or charged herein or collectable hereunder to exceed the applicable lawful maximum rate, then the interest shall be limited to such applicable lawful maximum.

     This Note is secured by the collateral described in the Security Agreement dated November 10, 1997, between Maker and Payee (the "Security Agreement;" and together with all related documents and instruments, the "Loan Documents") to which reference is made for a statement of the nature and extent of protection and security afforded, certain rights of Payee and certain rights and obligations of Maker, including Maker's rights and obligations, if any, to prepay the principal balance hereof.

     Time is of the essence hereof. If payment of any installment or any other sum due under this Note or the Loan Documents is not paid within ten (10) days of its hen due date, Maker agrees to pay a late charge equal to the lesser of
(i) five cents (5(cent)) per dollar on, and in addition to, the amount of each such payment, or (ii) the maximum amount Payee is permitted to charge by law. In the event of the occurrence of an Event of Default (as defined in the Security Agreement), then the entire unpaid principal balance hereof with accrued and unpaid interest thereon, together with all other sums payable under this Note or the Loan Documents, shall, at the option of Payee and without notice or demand, become immediately due and payable, such accelerated balance bearing interest until paid at the rate of Three Five and 50/100 percent (35.50%) per annum above the then otherwise applicable interest rate hereunder.

     Maker and all endorsers, guarantors or any others who may at any time become liable for the payment hereof hereby consent to any and all extensions of time, renewals, waivers and modifications of, and substitutions or release of security or of any party primarily or secondarily liable on, or with respect to, this Note or any of the Loan Documents or any of the terms and provisions thereof that may be made, granted or consented to by Payee, and agree that suit may be brought and maintained against any one or more of them, at the election of Payee, without joinder of the others as parties thereto, and that Payee shall not be required to first foreclose, proceed against, or exhaust any security herefor, in order to enforce payment of this Note by any one or more of them. Maker and all endorsers, guarantors or any others who may at any time become liable for the payment hereof hereby severally waive presentment, demand for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, and all other notices in connection with this Note, filing of suit and diligence in collecting this Note or enforcing any of the security herefor, and, without limiting any provision of any of the Loan Documents, agree to pay, if permitted by law, all expenses incurred in collection, including reasonable attorneys' fees, and hereby waive all benefits of valuation, appraisement and exemption laws.

     If there be more than one Maker, all the obligations, promises, agreements and covenants of Maker under this Note are joint and several.

     THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. AT PAYEE'S ELECTION AND WITHOUT LIMITING PAYEE'S RIGHT TO COMMENCE AN ACTION IN ANY OTHER JURISDICTION, MAKER HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY COURT (FEDERAL, STATE OR LOCAL) HAVING SITUS WITHIN THE STATE OF ILLINOIS, EXPRESSLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO SERVICE BY CERTIFIED MAIL, POSTAGE PREPAID, DIRECTED TO THE LAST KNOWN ADDRESS OF MAKER, WHICH SERVICE SHALL BE DEEMED COMPLETED WITHIN TEN (10) DAYS AFTER THE DATE OF MAILING THEREOF.

     MAKER HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE. THIS WAIVER IS INFORMED AND FREELY MADE. MAKER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT PAYEE HAS ALREADY RELIED ON THE WAIVER IN MAKING THE LOAN EVIDENCED BY THIS NOTE, AND THAT PAYEE WILL CONTINUE TO RELY ON THE WAIVER IN ITS RELATED FUTURE DEALINGS. MAKER FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

INDUSTRIAL HOLDINGS, INC.                        AMERICAN RIVET COMPANY, INC.
By:/s/ CHRISTINE A. SMITH                        By:/s/ CHRISTINE A. SMITH
Name:  Christine A. Smith                        Name:  Christine A. Smith
Title: Vice President                            Title: Vice President

LSS-LONE STAR-HOUSTON, INC.                      BOLT MANUFACTURING CO., INC.
By:/s/ CHRISTINE A. SMITH                        By:/s/ CHRISTINE A. SMITH
Name:  Christine A. Smith                        Name:  Christine A. Smith
Title: Vice President                            Title: Vice President

Witness/Attest:
/s/ LARRY FONTANA

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the use of our report dated January 24, 1997, on the financial statements of Bolt Manufacturing Co., Inc. as of December 31, 1996 and 1995, and for each of the years then ended included herein in the Industrial Holdings, Inc. Current Report to the Securities and Exchange Commission, Form 8-K.

WEINSTEIN SPIRA & COMPANY, P.C.

Houston, Texas
November 26, 1997